Exhibit 10.124

Peabody Australia Mining Pty Ltd
Peabody Energy Australia Pty Ltd
South32 Aluminium (Holdings) Pty Ltd
South32 Treasury Limited

Share Sale and Purchase Agreement - Metropolitan Coal Mine

3472-2455-7059v22
© Corrs Chambers Westgarth

Contents

1	Definitions		5
2	Condition precedent		26
	2.1	Condition precedent	26
	2.2	Reasonable endeavours	27
	2.3	Waiver	27
	2.4	Notices	27
	2.5	Extension of CP End Date	28
	2.6	Termination for non-satisfaction	28
	2.7	Remedies	28
	2.8	Filing fees	29
	2.9	Termination by Seller	29
3	Termination		29
	3.1	Termination by the Seller	29
	3.2	Termination by the Buyer	29
	3.3	Dispute about Material Adverse Change	30
	3.4	No other right to terminate or rescind	32
4	Sale and purchase		33
	4.1	Sale and purchase	33
	4.2	Consideration	33
	4.3	Deposit	33
	4.4	Method of making payments	33
	4.5	Foreign resident capital gains withholding	34
5	Obligations during Pre-Completion Period		34
	5.1	Access	34
	5.2	Seller’s obligations during Pre-Completion Period	35
	5.3	Replacement of Seller Security Bonds	41
	5.4	Tax Sharing Deed	42
	5.5	Communications with contract counterparties	42
	5.6	Not used	43
	5.7	Specified Security Interests	43
	5.8	Continuing Security Interests	43
	5.9	Leased Vehicles	44
	5.10	Not used	45
	5.11	Claims	45
	5.12	Underground Waste Emplacement System	45
	5.13	Records	47
	5.14	Transitional Services Agreement	47
	5.15	Westpac Export Documentary Credit Financing Agreement	47
6	Completion		47
	6.1	Notice to Seller	47
	6.2	Time and place for Completion	48
	6.3	Seller’s obligations at Completion	48

3472-2455-7059v22                                         page 1

	6.4	Buyer’s obligations at Completion	50
	6.5	Not used	50
	6.6	Completion interdependent	50
	6.7	Appointment of Mine Operator	51
	6.8	Seller Group Contracts	51
	6.9	Coal Sales Contracts	52
	6.10	Delivery of Business Records and Technical Information	53
7	Warranties		53
	7.1	Seller’s Warranties	53
	7.2	Warranties by the Parties	53
	7.3	When warranties given	54
	7.4	Indemnity	54
	7.5	Tax indemnity	55
8	Qualifications and limitations on Claims		55
	8.1	Disclosures	55
	8.2	Limitation on Seller's liability	56
	8.3	No reliance	59
	8.4	Statutory actions	62
	8.5	Notice of Claims	62
	8.6	Dealing with Third Party Claims after Completion	63
	8.7	Exclusion of Consequential Loss	65
	8.8	Tax benefit	65
	8.9	Restructure or disposal of assets	65
	8.10	Remedies	66
	8.11	Reduction of Purchase Price	66
	8.12	Duty to mitigate	66
	8.13	Independent limitations	66
9	Working Capital Adjustment Amount		66
	9.1	Completion Accounts	66
	9.2	Notice of Working Capital Adjustment Amount	66
	9.3	Acceptance of Working Capital Adjustment Amount	67
	9.4	Payment of Working Capital Adjustment Amount	68
10	Taxation		69
	10.1	Control of taxation return	69
	10.2	Tax relief	71
11	NGERS reporting		71
	11.1	Registration	71
	11.2	NGERS Reports	71
12	Specified PEAC Employees		72
	12.1	Buyer must offer employment	72
	12.2	Terms and conditions of offer of employment	72
	12.3	Release of Transferring Employees	72
	12.4	Continuity of service	72
	12.5	Consultation	73

3472-2455-7059v22                                         page 2

	12.6	Indemnity by Buyer against Claims	73
	12.7	Non-Transferring Employees	73
	12.8	Benefit of clause	74
13	Confidentiality		74
	13.1	Confidentiality	74
	13.2	Buyer’s investigation	74
	13.3	Exceptions	75
	13.4	Public announcements	76
14	Remedies		76
	14.1	Remedies of the Seller	76
	14.2	Remedies of the Buyer	77
	14.3	Remedy period for Completion default	77
15	Personal Liability		78
16	Prohibition on use of Peabody Name		78
17	Access to records by Seller		78
18	Guarantee and indemnity by Buyer's Guarantor		79
19	Guarantee and indemnity by Seller's Guarantor		80
20	GST		82
21	Notices		83
	21.1	General	83
	21.2	How to give a Notice	83
	21.3	Particulars for Notices	83
	21.4	Notices by post	84
	21.5	Notices by email	84
	21.6	After hours Notices	84
	21.7	Process service	84
22	General		85
	22.1	Duty	85
	22.2	Interest payable on overdue amounts	85
	22.3	Legal costs	85
	22.4	Amendment	85
	22.5	Waiver and exercise of rights	85
	22.6	Rights cumulative	86
	22.7	Consents	86
	22.8	Further steps	86
	22.9	Deed	86
	22.10	Governing law and jurisdiction	86
	22.11	Counterparts	86
	22.12	Entire understanding	86
	22.13	Invalidity	87
	22.14	Assignment	87
	22.15	Enurement	87

3472-2455-7059v22                                         page 3

	22.16	Section 55 Property Law Act	87
	22.17	Knowledge, belief and awareness of Seller	87
	22.18	Foreign Exchange	88
	22.19	Construction	88
	22.20	Headings	89
23	Contingent Value Rights or CVRs		89
	23.1	Grant of CVR	89
	23.2	Term of CVR	89
	23.3	Calculation of CVR	90
	23.4	Payment of CVR	90
	23.5	Payments	90
	23.6	No prejudice to dispute	90
	23.7	Dispute about CVR	90
	23.8	Worked example	92
	23.9	Definitions	92
Schedule 1 - Assets			95
Schedule 2 - Warranties			96
Schedule 3 - Seller Group Contracts			97
Schedule 4 - Seller Security Bonds			98
Schedule 5 - Specified Security Interests			99
Schedule 6 - Pro Forma Statement of Financial Position			100
Schedule 7 - Confidential details			101

3472-2455-7059v22                                         page 4

Date    3 November 2016

Parties
Peabody Australia Mining Pty Ltd ABN 18 002 818 699 of 100 Melbourne Street, South Brisbane, Queensland (Seller)

Peabody Energy Australia Pty Ltd ABN 93 096 909 410 of 100 Melbourne Street, South Brisbane, Queensland
South32 Aluminium (Holdings) Pty Ltd ABN 58 169 411 974 of Level 35, 108 St Georges Terrace, Perth, Western Australia (Buyer)
South32 Treasury Limited ABN 31 601 344 709 of Level 35, 108 St Georges Terrace, Perth, Western Australia (Buyer’s Guarantor)

Background

A	The Seller is the registered holder and beneficial owner of the Shares.

B	The Seller has agreed to sell to the Buyer, and the Buyer has agreed to purchase from the Seller, the Shares upon, and subject to, the terms contained in this Agreement.

C	The Seller’s Guarantor has agreed to guarantee the performance of the obligations of the Relevant Seller Company under this Agreement and the Transitional Services Agreement.

D	The Buyer’s Guarantor has agreed to guarantee the performance of the obligations of the Relevant Buyer Company under this Agreement and the Transitional Services Agreement.

Agreed terms

1	Definitions
In this Agreement these terms have the following meanings:
ACCC            Australian Competition and Consumer Commission.
Accounting Expert    The meaning given in clause 9.3(b).
Accounting Standards    At any time:
(a) the requirements of the Corporations Act about the                 preparation and contents of financial reports:
(b) the accounting standards approved under the

3472-2455-7059v22                                         page 5

Corporations Act; and
(c) generally accepted accounting principles, policies,             practices and procedures in Australia to the extent not         inconsistent with the accounting standards described             in paragraph (b).
Accounts        The audited financial statements for each Group Company as at,                        and for the period ended on, the Accounts Date and disclosed in                        the Data Room Documents.
Accounts Date        31 December 2015.
Agreement        This deed, including the schedules and annexures to this deed.
Approvals        The permits, licences, approvals, consents and other                            authorisations specified in part B of schedule 1, as modified,                        renewed or replaced.
Assessment        In relation to Tax, any notice of assessment or amended                            assessment or other document of any kind issued or served, or                        deemed to be issued or served, by a Taxation Authority which                        notifies or imposes, or is deemed to notify or impose, a Liability to                    pay Tax.
Assets        (a) The Tenements;
(b) the Approvals;
(c) the Land;
(d) the Water Licenses;
(e) the Contracts;
(f) the Plant and Equipment;
(g) the Business Records and the Technical Information;
(h) the Subsidiary Shares; and
(i) the PKCT Shares.
Audit        In relation to Tax, any audit, investigation, review,                    information request or other enquiry of any kind undertaken            by a Taxation Authority.
Australian Consumer        Schedule 2 of the Competition and Consumer Act 2010        Law         (Cth) and equivalent State and Territory fair trading                    legislation.
Australian Resident        The meaning given to it in the TA Act.

3472-2455-7059v22                                         page 6

Bank Guarantee        The meaning given in clause 4.3(a).
Beneficiary        (a) In respect of a Seller Security Bond provided to the                     State under a Tenement - the State; and
(b) in respect of a Seller Security Bond provided as                     security for performance of obligations under a                     Contract - the applicable party to the Contract who has                 the benefit of the Seller Security Bond.
Bundled Coal Sales        The Coal Sales Contracts specified in items 15 and 16 of        Contract        part E of schedule 1.
Business        The business carried on by the Group Companies, being, as            at the date of this Agreement, the exploration and mining of            coal from the Tenements and all ancillary and related                activities, including the processing, transportation, marketing            and sales of such coal.
Business Day        (a) Where used in clause 21, a day which is not a                     Saturday, Sunday or public holiday in the place where a                 Notice is received; and
(b) where used elsewhere in this Agreement, a day which                 is not a Saturday, Sunday or public holiday in Brisbane,                 Australia.
Business Records        All books of account, accounts, records and data owned by            a Group Company or a Seller Group Company at                    Completion which are either required for statutory                    compliance purposes of a Group Company or otherwise                reasonably required for operation of the Mine, including                without limitation employee records, health & safety records,            environmental records, purchase orders and requisitions.
Buyer Group        The Buyer and its Related Bodies Corporate (including the                Group Companies after Completion).
Buyer Group Company        Any member of the Buyer Group.
Buyer Security Bond        In respect of a Seller Security Bond, one or more securities            on terms (including for amounts) acceptable to the                    Beneficiary as replacement security for the Seller Security                Bond.
CCA        The Competition and Consumer Act 2010 (Cth).
Centenary Project        The project referred to by the Seller as the “Metropolitan UG            Coal Clearance System

3472-2455-7059v22                                         page 7

Optimisation", which has the purpose of shortening the                    conveyor sequence and creating ventilation and access                    connections between the 300 series panels and T2                    conveyor, and which includes the following key                        components to the extent required for that purpose:
(a) completing dewatering, roadway recovery and                     additional roadway driveage to reinstate three useable                 roadways in the Centenary panel (providing roadway                     and ventilation linkage between T2 and North West                     Mains conveyors);
(b) recovery and resupport of outbye conveyor roadways                     as required;
(c) removing from use approximately 35% of the existing                     underground coal clearance system (i.e. including the                     southern portion of North West Mains conveyor, T3, T4,                 and T5 conveyors and the existing surge bin); and
(d) purchase and installation of replacement surge                     capacity inbye of T2 conveyor and installation of new                     trunk conveyors between North West Mains conveyor                     and the shortened T2 conveyor,
but, for the avoidance of doubt, does not include remediation            of the bottom of the drift and upgrade of the dolly car.
CHPA        The Contract specified in item 7 of part E of schedule 1.
Claim        Any claim, demand, legal proceeding, suit or cause of action            of any nature however arising, including any claim, demand,            legal proceeding, suit or cause of action:
(a) based in contract (including breach of warranty or                     under an indemnity contained in this Agreement);
(b) based in tort (including misrepresentation or                         negligence);
(c) under common law or in equity;
(d) under statute (including the Australian Consumer Law),
whether present or future, ascertained or unascertainable,                actual or contingent, relating to

3472-2455-7059v22                                         page 8

the sale of the Shares, the Business and the                        Assets to the Buyer Group, and includes a claim                        for breach of this Agreement or under the Seller                        Group Deed of Release.
Coal Sales Contract        Each Contract specified in items 9 to 16 of part E of                schedule 1.
Company        Metropolitan Collieries Pty Ltd (ACN 003 135 635).
Completion        Completion by the Parties of the sale and purchase of the                Shares under clause 6.
Completion Accounts        The consolidated statement of financial position of the                Group Companies as at Completion prepared in accordance            with clause 9.1.
Completion Date        The date which is the later of:
(a) 6 January 2017;
(b) the date which is ten Business Days after the date                     upon which the Condition has been satisfied (or waived                 in accordance with clause 2.3); and
(c) if the Buyer gives a MAC Termination Notice, the MAC                 Dispute Resolution Date,
or such other date as the Seller and the Buyer may agree in            writing.
Condition        The condition precedent set out in clause 2.1.
Confidentiality         The Project Ares - confidentiality agreement between        Agreement        South32 Group Operations Pty Ltd (ACN 601 343 202) and            PEA dated on or about 24 August 2016.

3472-2455-7059v22                                         page 9

Consequential Loss        Any loss of profit (whether direct, indirect, anticipated or                otherwise), loss of expected savings, opportunity costs, loss            of business (including loss or reduction of goodwill) and                damage to reputation regardless of whether any or all of                these things are in contract, tort (including negligence),                under any statute or otherwise arising from or related in any            way to this Agreement or its subject matter.
Contamination        The presence of any Hazardous Substance in the                    Environment at a concentration above the concentration at                which the substance is naturally present in the Environment            in the same locality, being a presence that presents a risk of            harm to human health or any other aspect of the                    Environment, including the presence of any asbestos or                polychlorinated biphenols within buildings or other                    structures.
Continuing Mortgages        (a) Registered mortgage 8826130 to SGAL                         Superannuation (Nominees) Pty Ltd (deregistered);                     and
(b) registered mortgage 8905505 to Southcoal Custodian                     Pty Ltd (deregistered).
Continuing Security        Any Security Interest (other than a Permitted Security        Interest        Interest or a Specified Security Interest) given by a Group                Company before Completion that is not extinguished or                discharged at Completion.
Contracts        The contracts specified in part E of schedule 1.
Corporations Act        The Corporations Act 2001 (Cth).
CP End Date        (a) the date which is 120 days after the date of this                     Agreement or such later date as is notified by the Seller                 or Buyer (as applicable) under clause 2.5; or
(b) such other date as the Parties may agree in writing.
Customer        In respect of a Coal Sales Contract, the person or persons                that is or are the buyer of coal from the Company under the            Coal Sales Contract.
Data Analysis        Any document containing any interpretation, analysis or        Document        evaluation of any raw data relating to the area covered by                the Tenements.
Data Room        The online data room located at                             https://dataroom.ansarada.com/proj.ares                         maintained by or on behalf of the Seller and made

3472-2455-7059v22                                         page 10

available to the Buyer and its Representatives from 25                August 2016 until 2 November 2016.
Data Room        (a) All documentation contained in the Data Room at        Documents             5:00pm (Brisbane time) on 2 November 2016 and listed                 in the data room index as at that time, in the form                     agreed by the Buyer and Seller on the date of this                     Agreement (as initialled by or on behalf of the Parties                     for identification purposes); and
(b) all responses to questions submitted by or on behalf of                 the Buyer through the Data Room Q&A function, as                     identified in the data room index referred to in                         paragraph (a) of this definition.
Deed of Release        A deed, on terms acceptable to the Seller, acting reasonably,            under which Endeavour Coal Pty Limited (ACN 099 830                476) unconditionally releases the Seller from all of its                obligations under the Transfer Agreement with effect on and            from Completion.
Deposit        The meaning given in clause 4.3(a).
Deposit Amount        The amount specified in item 1 of schedule 7.
Disclosure Material        (a) The Data Room Documents; and
(b) all information that was publicly available on the dates                 specified below by searching (in respect of the Group                     Companies or the relevant Assets) records open to                     public inspection maintained by:
(A) the Australian Securities and Investments                         Commission on 30 August 2016;
(B) the PPSR on 5 September 2016;
(C) the High Court of Australia and the Federal Court                     of Australia on 7 September 2016;
(D) the Federal Circuit Court on 27 October 2016;
(E) the Supreme Court of New South Wales on 7                         September 2016;
             (F) the Land and Environment Court of New South                         Wales on 27 October 2016;
(G) the New South Wales Department of

3472-2455-7059v22                                         page 11

Industry, Skills and Regional Development -                      Resources and Energy Division via its online:
             (a) Title Administration System database on 8                         September 2016;
(b) Digital Imaging of Geological System                         archive on 8 and 12 September 2016; and
(c) 'MinView' application on 12 September 2016
(H) the New South Wales Government - Land and                         Property Information Division on 13 September                         2016;
             (I) the New South Wales Government - Spatial                        Services Division via its online mapping tool ‘Six                        Maps’ on 14 September 2016;
(J) the New South Wales Department of Planning                         and Environment on 12 September 2016;
             (K) the New South Wales Office of Environment and                     Heritage via its online Aboriginal Heritage                         Information Management System and Aboriginal                     Heritage Impact Permits Public Register on 14                         September 2016;
(L) the New South Wales Office of Environment and                        Heritage via its NSW State Heritage Register on                        26 October 2016;
     (M) the Office of the Registrar, Aboriginal Land Rights                    Act 1983 (NSW) via its register of Aboriginal Land                    Claims on 30 September 2016;
(N) the New South Wales Environment Protection                        Authority on 12 September 2016;
             (O) the Commonwealth Department of Environment                        and Energy on 24 October 2016; and
             (P) the National Native Title Tribunal via its Native                        Title Claims Register, National Native Title                        Register and Indigenous

3472-2455-7059v22                                         page 12

Land Use Agreements Register on 8 September                     2016.
Dispute Notice        The meaning given in clause 9.3(a).
Environment        The meaning given in the Environment Act.
Environment Act        The Protection of the Environment Operations Act 1997                (NSW).
Environmental Law        A Law or a provision of a Law relating to the Environment.
Forecast        The forecast information included in the Data Room (Data                Room Document Nos. 02.11.01 - 03).
General Security         The General Security Deed between the Seller, the        Deed        Company, the Subsidiary, Peabody Global Funding, LLC                and others (undated).
Governmental         Any governmental, semi-governmental, administrative,        Agency        fiscal, judicial or quasi-judicial body, department,                    commission, authority, tribunal, agency or entity.
Government Official        Includes any:
(a) officer, employee or agent of a government or public                     international organisation or any department or agency                 thereof, or any government-owned or controlled entity                     (including state owned enterprises);
(b) political party or party official, or political office                     candidate;
(c) individual who holds or performs the duties of an                     appointment, office or position created by custom or                     convention, including, potentially, some tribal leaders                     and members of royal families; or
(d) person who holds themselves out to be an authorised                     intermediary of any person specified in the preceding                     paragraphs of this definition.
Group Company        Each of the Company and the Subsidiary.
Hazardous Substance        Any natural or artificial substance, gas, liquid, chemical,                mineral or other physical or biological matter (including                radiation, radioactivity and magnetic activity) that presents a            risk of harm to human health or the Environment or that is                controlled, prohibited or regulated from time to time by any                Environmental Law, including byproducts

3472-2455-7059v22                                         page 13

and derivatives of any such matter and any waste.
Income Tax        Tax imposed on income, profits or gains (including capital                gains).
Income Year        Each 12 month period ending on 31 December.
Indemnified Party        The Seller and each other Seller Group Company and each            Representative of the Seller and each other Seller Group                Company.
Insolvent        A person is Insolvent if:
(a) it is (or states that it is) an insolvent under                         administration or insolvent (each as defined in the                     Corporations Act); or
(b) it is in liquidation, in provisional liquidation, under                     administration or wound up or has had a Controller                     appointed to its property; or
(c) it is subject to any arrangement, assignment,                         moratorium or composition with creditors generally (in                     each case under any statute) or is dissolved (in each                     case, other than to carry out a reconstruction or                     amalgamation while solvent); or
(d) an application or order has been made (and in the case                 of an application, it is not stayed, withdrawn or                     dismissed within 60 days) or a resolution is passed by                 that person to commence a process described in any of                 (a), (b) or (c) above in respect of that person; or
(e) it is taken (under section 459F(1) of the Corporations                     Act) to have failed to comply with a statutory demand;                     or
(f) it is the subject of an event described in section                      459C(2)(b) or section 585 of the Corporations Act; or
(g) it is otherwise unable to pay its debts when they fall                     due; or
(h) it commences any case, proceeding or other action or                 seeks an order for relief with respect to it under any law                 of the United States of America or any state or territory                 thereof (US law) relating to bankruptcy, insolvency,                     reorganization, receivership or relief of debtors or                     commences an insolvency proceeding for the general                     assignment for the benefit of creditors under any US                     law; or

3472-2455-7059v22                                         page 14

there shall be commenced against it any case,                     proceeding or other action of a nature referred to in this                 subclause (h) that (A) results in the entry of an order for                 relief or any such adjudication or (B) remains                         undismissed or undischarged for a period of 60                     days.
Intellectual Property        All intellectual and industrial property rights and interests        Rights        throughout the world, whether registered or unregistered,                including trade marks, patents, inventions, circuit layouts,                copyright and analogous rights, confidential information and            know how.
Interest Rate        For any day in a month, the annual interest rate that is the                sum of:
(a) 5%; and
(b) the 12 month USD LIBOR rate, published by                         Intercontinental Exchange and available on Bloomberg,                 for the last Business Day of the previous month.
Land        The interests in real property specified in part C of                    schedule 1.
Law        Includes any law or legal requirement, including at common            law, in equity, under any statute, regulation or by-law, any                condition of any authorisation, and any decision, directive,                guidance, guideline or requirements of any Governmental                Agency.
Leased Vehicles        Each of the following motor vehicles:
(a) Toyota Hilux, registration no. BL51RC;
(b) Toyota Hilux, registration no. CIG21B;
(c) Toyota Prado, registration no. BQ05ML; and
(d) Ford Ranger, registration no. CE38AX.
Liabilities        Claims, debts, obligations, losses, liabilities, charges,                expenses, costs, outgoings, payments and damages of any            kind and however arising (including penalties, fines and                interest) and including those which are prospective or                contingent and those the amount of which for the time being            is not ascertained or ascertainable.
Listed Security        Any security in a company or other corporate or legal                entities which is listed on one of the top 15 securities                exchanges by market capitalisation from time to time, but                including the Australian Securities

3472-2455-7059v22                                         page 15

Exchange, Johannesburg Stock Exchange, the FTSE, the                New York Stock Exchange, the London Stock Exchange, the            Hong Kong Stock Exchange and the Toronto Stock                    Exchange.
Loss        Any loss, including any damage, claim, action, Liability, cost,            expense, charge, penalty, outgoing or payment and legal                costs and expenses on a full indemnity basis.
MAC Dispute Notice        Has the meaning given in clauses 3.3(b)(ii)(B) and 3.3(f)(ii).
MAC Dispute        Has the meaning given in clauses 3.3(g)(ii) and 3.3(o)(ii).        Resolution Date
MAC Remedy End        If the Buyer gives a MAC Termination Notice:            Date        (a) date the MAC Termination Notice is given) - the CP                     End Date (including as extended under clause 2.5);
(b) less than one month before the CP End Date (as at the                 date the MAC Termination Notice is given) - the later of:
(i) the date which is one month after the date the                     MAC Termination Notice is given; and
             (ii) the CP End Date (if extended under clause 2.5).
MAC Remedy Notice        Has the meaning given in clause 3.3(b)(ii)(A).
MAC Termination        Has the meaning given in clause 3.3(a).            Notice
Material Adverse        Any event, change, condition, matter, circumstance or thing    Change        occurring on or after the date of this Agreement (each a                Specified Event) which, whether individually or when                aggregated with all such events, changes, conditions,                matters, circumstances or things of a like kind that have                occurred has caused, or would be reasonably likely to                cause, a diminution in the value of the Shares of an amount            exceeding US$20 million, provided that none of the                following, either alone or in combination, will be deemed to                constitute, nor be taken into account in determining whether            there has been a Specified Event:
(a) any change, event or circumstance generally

3472-2455-7059v22                                         page 16

affecting the Illawarra coal mining industry;
(b) any change in credit or financial markets or in general                     economic, business, financial or political conditions;
(c) any change in Law or accounting or financial reporting                 standards or policies or the interpretation by a                     Governmental Agency thereof;
(d) any change in interest rates, currency exchange rates,                 stock markets, commodity prices or fuel costs;
(e) any continuation, outbreak or escalation of war or                     major hostilities or any act of terrorism not directed at                     the Mine;
(f) any outbreak of illness or other public health-related                     event;
(g) any act or omission required to be taken or made                     under any Law or regulation by which any Group                     Company is bound;
(h) any failure, in and of itself, of any Group Company to                     meet any published or internally prepared projections,                     budgets, plans or forecasts of revenues, earnings or                     other financial performance measures or operating                     statistics (but the facts and circumstances giving rise to                 such failure that are not otherwise excluded from this                     definition may be taken into account in determining                     whether a Material Adverse Change has occurred);
(i) any change, event or circumstance arising from any                     matter that has been disclosed in the Disclosure                     Material or is otherwise reasonably identifiable or                     reasonably determinable from the Disclosure Material;
(j) any change, event or circumstance that results from the                 entry into this Agreement or Completion or from any                     public announcement of any of the transactions                     contemplated by this Agreement, including the                         disruption to or loss of any existing or prospective                     customer, supplier or lender relationships of any of the                     businesses of the Group; or
(k) any change, event or circumstance that

3472-2455-7059v22                                         page 17

results from any act or omission carried out or made in                 accordance with the written request, consent or                     approval of the Buyer or its authorised agent or                     representative, including any action taken with the                     Buyer's consent in accordance with clause 5.2.

MBLSA    The Marketing, Business and Logistics Services Agreement:            Metropolitan Mine between Peabody Coalsales Pacific Pty Ltd            (ACN 146 797 408) and the Company which commenced on 1            July 2016.
MBLSA Termination    The deed in the form set out in annexure A.            Deed
MEC Group    The MEC group as defined by section 719-5 of the Income Tax            Assessment Act (1997) and referred to as the “MEC Group” in            the Tax Sharing Deed.
Mine    The Metropolitan coal mine, located near Helensburgh, New            South Wales.
Mine Operator    The meaning given to the term “mine operator” under the Safety        Act.
Mining Act    The Mining Act 1992 (NSW).
NGER Act    The National Greenhouse and Energy Reporting Act 2007(Cth).
NGERS Report    A report required to be submitted under the NGER Act, including        but not limited to reports under section 19 of the NGER Act.
Non-transferring    A Specified PEAC Employee who before the Completion Date        Employee    does not accept an offer of employment made by the Buyer            under clause 12.1.
Notice    The meaning given in clause 21.1.
Officer    In respect of a person, a director, company secretary, assistant            secretary, chief executive officer, chief financial officer, general            manager or other senior officer of that person.
Other Relevant    The meaning given in clause 10.1(a)(iii).            Returns
Parties    Subject to clause 22.19(m), the parties to this Agreement, and            Party means one of them.
Peabody Global    A deed in the form contained in annexure B.            Funding Deed of                                             Release

3472-2455-7059v22                                         page 18

Peabody Name    A deed in the form contained in annexure B.
(a) Any word, expression, logo or mark that consists of or                  contains 'Peabody'; and
(b) any word, expression, logo or mark resembling or likely to                 be mistaken for or confused with anything described in                 paragraph (a) of this definition.
PEA    Peabody Energy Australia Pty Ltd (ACN 096 909 410).
PEAC    Peabody Energy Australia Coal Pty Ltd (ACN 001 401 663).
Permitted Security    (a) A charge or lien arising in favour of a Governmental Agency    Interest         by operation of statute unless there is default in payment of             money secured by that charge or lien;
(b) any mechanics’, workmen’s, warehousemen’s or other like             lien arising in the ordinary course of business;
(c) the conditions applicable to the Tenements;
(d) any Security Interest arising under any retention of title,                 hire purchase or conditional sale arrangement or                     arrangements having similar effect in respect of goods                 supplied to a Group Company in the ordinary course of                 trading;
(e) any Security Interest arising under any arrangement of                 bailment (under the PPSA) in respect of goods stored at                 the premises of a Group Company in the ordinary course of             business of the Group Company;
(f) any contractual arrangement between a Group Company                 and a contractor under which the contractor is entitled to                 store or leave its equipment at the premises of a Group                 Company, whether such arrangement constitutes a bailment             or not; and
(g) in respect of the Land:
(i) the rights and interest reserved to the Crown in a deed                 of grant;
         (ii) all statutory rights relating to Services in, passing                     through or over the Land, whether or not protected by                 registered easement;

3472-2455-7059v22                                         page 19

(iii) any easements registered against the title to the Land                 as at the date of this Agreement; and
(iv) any easement proposed to be registered against the                     title to the Land after the date of this Agreement to                     which the Buyer has given its prior written consent                     (which may be given or withheld in the Buyer’s                 absolute discretion).
PKCT    Port Kembla Coal Terminal Limited (ACN 003 942 774)..
PKCT Shares    120,000 fully paid ordinary shares in the capital of PKCT,            together with the benefit of all rights (including dividend rights)            attached or accruing to those shares as at the date of this            Agreement.
Plant and Equipment    the plant and equipment specified in the fixed asset register (as        at 30 September 2016) included the Data Room (Data Room            Document No. 02.01.02).
PPSA    The Personal Property Securities Act 2009 (Cth).
PPSR    The register of security interests that is maintained pursuant to            the PPSA.
Pre-Completion    The meaning given in clause 10.1(a)(i).            Returns
Pro Forma Statement    The unaudited Pro Forma Statement of Financial Position in        of Financial Position    schedule 6, as at the Pro Forma Statement of Financial Position        Date.
Pro Forma Statement    30 September 2016.                         of Financial Position                                        Date
Purchase Price    The amount of US$200 million, as adjusted in accordance with            this Agreement.
Related Body    The meaning given to that term in the Corporations Act. Corporate
Relevant Buyer    (a) In respect of this Agreement, the Buyer; and        Company    (b) in respect of the Transitional Services Agreement, the                 Company.
Relevant Seller    (a) in respect of this Agreement, the Seller; and

3472-2455-7059v22                                         page 20

Company    (b) in respect of the Transitional Services Agreement, PEAC.
Repeated Warranties    The warranties contained in items [ ] of schedule 2.
Representatives    In relation to a person, that person’s Officers, employees,            agents, professional advisers (including legal advisers) or            financiers, or any other person acting on behalf of that person in        relation to the transactions contemplated by this Agreement.
Restricted Payment    Any of the following:
(a) any dividend or distribution declared, paid or made by the                 Company to the Seller; and
(b) any payment (in cash or in kind) made by the Company to             the Seller in respect of its shares, or any other return of                 share capital.
Safety Act    The Work Health and Safety Act 2011 (NSW) and Work Health            and Safety (Mines and Petroleum Sites) Act 2013 (NSW).
Security Interest    Any:
(a) security for the payment of money or performance of                 obligations, including a mortgage, charge, lien, pledge,                 trust, power, title retention, flawed deposit arrangement and             any “security interest” as defined in sections 12(1) or 12(2)             of the PPSA;
(b) right, interest or arrangement which has the effect of giving             another person a preference, priority or advantage over                 creditors including any right of set-off; or
(c) third party right or interest or any right arising as a                 consequence of the enforcement of a judgment,
or any agreement to create any of them or allow them to exist.
Seller Group    PEA and each of its Related Bodies Corporate, including the            Seller and Peabody Coalsales Pacific Pty Ltd (ACN 146 797            408) but excluding any Group Company.
Seller Group Contract    (a) Each contract specified in schedule 3; and
(b) any other contract or commercial arrangement (other than             a Contract) entered into by a Seller Group Company (either

3472-2455-7059v22                                         page 21

on its own behalf or on behalf of a Group Company) in respect of        the supply of goods or services (including, for example, fuel,            lubricants, tyres, explosives, magnetite and electricity) in            connection with the Mine.
Seller Group Company    Any member of the Seller Group.
Seller Group Deed of    A deed in the form set out in annexure C.            Release
Seller Indemnity    A Claim under clause 5.8(c), 5.9(b)(iii)(D), 6.8(f) or 6.9(g). Claim
Seller Security Bond    Each security bond, bank guarantee or cash security deposit            specified in schedule 4.
Seller Warranties    The warranties given by the Seller under this Agreement.
Seller's Head    The “Head Company” as defined in the Tax Sharing Deed. Company
September 2016    The management account information for the nine months        Management    ended 30 September 2016 included in the Data Room (Data        Accounts    Room Document No. 02.07.07).
Services    All existing water, sewerage and drainage, gas, electricity,            telephone and other installations, services and utilities.
Shares    45,358,000 fully paid ordinary shares in the capital of the            Company, together with the benefit of all rights (including            dividend rights) attached or accruing to those shares as at the            date of this Agreement, and all additional shares in the capital of        the Company issued prior to Completion (if any).
Solvency Claim    A Claim for a breach of a Solvency Warranty or a claim made            pursuant to clause 7.4 in relation to a Solvency Warranty.
Solvency Warranty    The warranties contained in clause 7.2(h) and item 3.3 of            schedule 2.
Specified Claim    A Claim by the Buyer for breach of clause 5.7, 5.8 or 12.7(a) or        under the Seller Group Deed of Release.
Specified PEAC    Each employee of PEAC specified in the employee entitlement        Employee    document (as at 24 October 2016) in the Data Room (Data            Room Document No. 16.05.02).
Specified Security    Each of the Security Interests listed in schedule 5.

3472-2455-7059v22                                         page 22

Interests
Straddle Returns    The meaning given in clause 10.1(a)(ii).
Subsidiary    Helensburgh Coal Pty Ltd (ACN 086 463 452).
Subsidiary Shares    Two fully paid ordinary shares in the capital of the Subsidiary,            together with the benefit of all rights (including dividend rights)            attached or accruing to those shares as at the date of this            Agreement, and all additional shares in the capital of the            Subsidiary issued prior to Completion (if any).
State    The State of New South Wales.
Statutory Claims    The meaning given in clause 8.4(a).
TA Act    The Taxation Administration Act 1953 (Cth).
Tax    All past, present and future taxes of any kind or description            (including but not limited to, income tax, goods and services tax,        fringe benefits tax, superannuation guarantee, duty, land tax and        payroll tax) imposed by a Governmental Agency anywhere in the        world, and includes any interest, fine, penalty, charge or            additional amount payable in relation to a tax, but excluding any        duty payable in accordance with clause 22.1.
Tax Claim    A Claim for breach of a Tax Warranty, a claim made pursuant to        clause 7.4 in relation to a Tax Warranty or a Claim made            pursuant to clause 7.5.
Tax Deeds of Release    Deeds of release for each Group Company in the forms            scheduled in the Tax Funding Deed and Tax Sharing Deed.
Tax Funding Deed    The Tax Funding Deed for the MEC Group dated 3 July 2008, as        amended 22 October 2012.
Tax Law    Any Law or final ruling or determination made by a Taxation            Authority relating to Tax.
Tax Sharing Deed    The Tax Sharing Deed for the MEC Group dated 3 July 2008, as        amended 22 October 2012.
Tax Warranty    Each of the Seller Warranties in item 19 of schedule 2.
Taxation Authority    Any Governmental Agency responsible for the administration of        any Tax or Taxes.
Technical Information    Any technical and market studies (including in relation to mining,        logistics, waste management, drift, value-in-use analysis,            infrastructure, the environment and community), drilling, coal            quality, coke quality and/or geological data relating to the

3472-2455-7059v22                                         page 23

Mine or the Assets owned by a Group Company or a Seller            Group Company, excluding any information that is commercially        sensitive and confidential to the Seller Group (including any            price protocol or forecast, demand forecast, consumer analysis            or economic assumptions (such as commodity prices, exchange        rates, discount rates and other valuation assumptions) and any            materials prepared for the purpose of obtaining internal Seller            Group approvals or corporate planning purposes of the Seller            Group).
Tenement    The mining tenements granted under the Mining Act specified in        part A of schedule 1.
Tenement Land    All of the land within the area of the Tenements.
Third Party    Any person or entity (including a Governmental Agency) other            than a Seller Group Company or a Buyer Group Company.
Third Party Claim    Any claim, demand, legal proceedings or cause of action made            or brought by a Third Party.
Title Claim    A Claim for breach of a Title Warranty or a claim made pursuant        to clause 7.4 in relation to a Title Warranty.
Title Warranties    The warranties provided by the Seller in clause 7.2 (except            clause 7.2(h)) and those Seller Warranties contained in items 2,        7.3 and 20 of schedule 2.
Toyota    Toyota Finance Australia Limited (ACN 002 435 181).
Toyota Finance    A “Finance Agreement” between the Company and Toyota        Agreement    entered into in respect of a Leased Vehicle under the Toyota            Master Fleet Facility Agreement.
Toyota Master Fleet    The Master Fleet Facility Agreement between PEA, Toyota and        Facility Agreement     others dated 18 December 2008.
Transfer Agreement    The Transfer Agreement between the Company and Endeavour        Coal Pty Limited (ACN 099 830 476) (also executed by the            Seller) dated 24 January 2008.
Transferring    A Specified PEAC Employee who before the Completion Date        Employee    accepts an offer of employment made by the Buyer under            clause 12.1.
Transitional Services    The transitional services agreement to be agreed between        Agreement    PEAC and the Company under clause 5.14.

3472-2455-7059v22                                         page 24

Underground Waste    The emplacement plant, which has the purpose of reducing the    Emplacement System    amount of coal waste rejects (CWR) required to be transported            off site for disposal to an economic minimum by facilitating CWR        placement underground, that will:
(a) receive CWR from the Coal Handling and Processing Plant             (CHPP);
(b) process and prepare the CWR into a water based slurry;
(c) utilise positive displacement pump(s) to transport the slurry             from the surface to underground mine workings via                 borehole/s and a pipeline network;
(d) deliver the CWR slurry to targeted and prepared                     emplacement areas underground, including behind the                 long wall goaf; and
(e) be progressively extended and added to for ongoing CWR             placement underground as the mine progresses through                 the planned mining extraction sequence.
Water Licenses    The water licences specified in part D of schedule 1, as            modified, renewed or replaced.
Warranty Items    The meaning given in clause 10.1(d).
Withholding Amount    The amount that the Buyer is required to pay to the                Commissioner under section 14-200(3) of schedule 1 to the TA            Act.
Working Capital    The Working Capital Amount (Actual) less the Working Capital        Adjustment Amount    Amount (Target), which may be a positive or negative amount. .
Working Capital    The sum of the balances of the Working Capital Asset Items less    Amount (Actual)    the sum of the balances of the Working Capital Liability Items.
Working Capital    A$3 million.                             Amount (Target)
Working Capital    The line items in the Completion Accounts which correspond to        Asset Items    the line items in the Pro Forma Statement of Financial Position            which have ‘WCA’ against them.
Working Capital    The line items in the Completion Accounts which correspond to        Liability Items    the line items in the Pro Forma Statement of Financial Position            which have ‘WCL’ against them.

3472-2455-7059v22                                         page 25

2	Condition precedent

2.1	Condition precedent
Clauses 4 and 6 of this Agreement will not be being binding upon the Parties, and Completion will not proceed, unless and until the following condition precedent has been satisfied (or waived in accordance with clause 2.3):
(ACCC merger clearance) either:
(a)    the ACCC indicates in writing to the Buyer or by public statement that it does not propose            to intervene in the transaction contemplated by this Agreement pursuant to section 50 of            the CCA (either unconditionally or on conditions or undertakings acceptable to the Party            required to comply with any conditions or provide any undertakings, acting reasonably); or
(b) the Australian Competition Tribunal granting the Buyer authorisation pursuant to Part VII,            Division 3, Subdivision C of the CCA to proceed with the transaction contemplated by this            Agreement (either unconditionally or on conditions or undertakings acceptable to the Party        required to comply with any conditions or provide any undertakings, acting reasonably).

2.2	Reasonable endeavours
(a)    The Parties must each use all reasonable endeavours to procure the satisfaction of the            Condition as soon as reasonably practicable after the date of this Agreement, including to:
(i) make all necessary and appropriate applications and supply all necessary and             appropriate information which are within their respective powers to make or supply for             the purpose of enabling the satisfaction of the Condition; and
(ii) provide all reasonable assistance to the other Party in order to procure, as soon as             reasonably practicable after the date of this Agreement, the satisfaction of the                 Condition.
(b)    Without limiting clause 2.2(a), the Buyer and the Seller must promptly respond to all            correspondence and requests for information received from the ACCC in relation to the            applications submitted by the Buyer to the ACCC in connection with the Condition.
(c)    No Party may take any action that would, or would be likely to, prevent or hinder the            satisfaction of the Condition.
(d)    Nothing in this clause 2 will require a Party to:
(i) pay money in the form of an inducement or consideration to any person to procure             something (other than the payment of immaterial expenses or costs, including costs of             advisers and application fees, to procure the relevant thing);
(ii) provide other valuable consideration to, or for the benefit of, any person;

3472-2455-7059v22                                         page 26

(iii) commence any legal action or proceeding against any person (including the ACCC)             (except where this Agreement expressly specifies otherwise); or
(iv) otherwise take any action or provide any undertakings or execute any agreements             which, in that Party's reasonable opinion, would, or would be likely to, impact adversely         on or otherwise be contrary to the interests of that Party.

2.3	Waiver
The Condition may only be waived by agreement in writing between the Seller and the Buyer.

2.4	Notices
(a)    Each Party must:

(i) supply to the other Party copies of all applications made and all information supplied for         the purpose of enabling the satisfaction of the Condition, except that a Party may redact         any confidential and/or commercially sensitive information before providing a copy of             that application or information to the other Party;

(ii) keep the other Party fully informed in a timely manner (by notices in writing):

(A) of the status of any discussions or negotiations with relevant Third Parties                regarding the Condition; and
(B) in relation to progress towards the satisfaction of the Condition; and

(iii) promptly notify the other Party in writing as soon as the Party becomes aware that the         Condition is satisfied or becomes, or is likely to become, incapable of being satisfied.
(b)    Despite clause 22.12, clause 2.4(a) is subject to the terms of the letter agreement dated            22 September 2016 between the Buyer, the Seller and their respective legal advisors in            connection with the Condition and, in the event of an inconsistency between clause 2.4(a)        and the terms of that letter agreement, the terms of the letter agreement will prevail to the            extent of the inconsistency.

2.5	Extension of CP End Date
If the Condition has not been satisfied (or waived in accordance with clause 2.3) on or before the date which is five Business Days before the CP End Date, then the Seller or the Buyer may, in its absolute discretion, by notice to the Buyer or the Seller (as applicable), extend the CP End Date to 17 April 2017.

2.6	Termination for non-satisfaction
If the Condition is not satisfied (or waived in accordance with clause 2.3) on or before the CP End Date, then either Party may, provided that it has complied in all material respects with its obligations under this clause 2, terminate this Agreement by notice in writing to the other Party.

3472-2455-7059v22                                         page 27

2.7	Remedies
If this Agreement is terminated in accordance with clause 2.6, 2.9, 3.1, 3.2, 14.1(b)(iii) or 14.2(b)(iv) then, in addition to any other rights, powers or remedies provided by Law:
(a)    each Party is released from its obligations under this Agreement other than in relation to            this clause 2.7 and clauses 4.3 (Deposit), 8 (Qualifications and limitations on Claims), 13        (Confidentiality), 14 (Remedies), 15 (Personal liability), 18 (Guarantee and indemnity by            Buyer’s Guarantor), 19 (Guarantee and indemnity by Seller’s Guarantor), 20 (GST), 21            (Notices) and 22 (General); and

(b)    each Party retains the rights it has against any other Party in connection with any breach or        Claim that has arisen before termination or any Claim that arises as a consequence of            termination.

2.8	Filing fees
To the extent that filing fees are payable to the ACCC the Buyer shall pay such fees.

2.9	Termination by Seller
(a)    If:
(i) the Buyer or the Seller gives a notice extending the CP End Date under clause 2.5; and
(ii) the Condition has not been satisfied (or waived in accordance with clause 2.3) before             27 March 2016,
then the Seller may give a notice of termination to the Buyer on or before 31 March 2017.
(b)    If the Seller gives a notice of termination under clause 2.9(a), then this Agreement will            terminate with effect on 31 March 2017 unless the Condition is satisfied (or waived in            accordance with clause 2.3) on or before 31 March 2017, in which case this Agreement            will not terminate and the notice of termination will be of no effect.

3	Termination

3.1	Termination by the Seller
If:
(a)    the Buyer or the Buyer’s Guarantor becomes Insolvent; or
(b)    a holder of a Security Interest takes possession of the whole or any substantial part of the            undertaking and property of the Buyer or the Buyer’s Guarantor, then:
(c)    the Buyer must notify the Seller as soon as reasonably practicable after the occurrence of            such event; and

3472-2455-7059v22                                         page 28

(d)    the Seller may terminate this Agreement at any time before Completion by notice in writing        to the Buyer (for the avoidance of doubt, whether or not the Buyer notifies the Seller under        clause 3.1(c)).

3.2	Termination by the Buyer
If:
(a)    the Seller or the Seller’s Guarantor becomes Insolvent;
(b)    a holder of a Security Interest takes possession of the whole or any substantial part of the            undertaking and property of the Seller or the Seller’s Guarantor; or
(c)    subject to clause 3.3, a Material Adverse Change occurs,
then:
(d)    the Seller must notify the Buyer as soon as reasonably practicable after the occurrence of            such event; and
(e)    the Buyer may terminate this Agreement at any time before Completion by notice in writing        to the Seller (for the avoidance of doubt, whether or not the Seller notifies the Buyer under        clause 3.2(d)).

3.3	Dispute about Material Adverse Change
(a)    If the Buyer wishes to terminate this Agreement pursuant to clause 3.2(c) it must first            provide written notice to the Seller describing the Material Adverse Change which has            occurred and notifying the Seller that it intends to terminate this Agreement (MAC                Termination Notice).
(b)    Within 5 Business Days after receipt of a MAC Termination Notice, the Seller must:
(i) confirm to the Buyer in writing that it accepts that a Material Adverse Change has             occurred; or
(ii) subject to clause 3.3(q), notify the Buyer in writing that the Seller:
(A) proposes to remedy the Material Adverse Change (MAC Remedy Notice); or
(B) wishes to dispute that a Material Adverse Change has occurred, specifying the             reasons why the Seller believes that no Material Adverse Change has occurred             (MAC Dispute Notice).
(c)    If the Seller provides notice under clause 3.3(b)(i), or does not provide any notice to the            Buyer under clause 3.3(b) within the 5 Business Day period referred to in clause 3.3(b), a        Material Adverse Change will be deemed to have occurred and this Agreement will be            taken to be terminated under clause 3.2(c).
(d)    If the Seller provides a MAC Remedy Notice, then the Seller must notify the Buyer in            writing, on or before the MAC Remedy End Date, that the Seller:
(i) accepts that a Material Adverse Change has occurred and has not been remedied; or
(ii) has remedied the Material Adverse Change.

3472-2455-7059v22                                         page 29

(e)    If the Seller provides a MAC Remedy Notice and the Seller provides a notice under clause        3.3(d)(i), or the Seller does not provide a notice under clause 3.3(d) on or before the MAC        Remedy End Date, then a Material Adverse Change will be deemed to have occurred and        this Agreement will be taken to be terminated under clause 3.2(c).
(f)    If the Seller provides a MAC Remedy Notice and the Seller provides a notice under clause        3.3(d)(ii), then within 10 Business Days after receipt of that notice, the Buyer must:
(i) confirm to the Seller in writing that it accepts that the Material Adverse Change has             been remedied; or
(ii) notify the Seller in writing that it wishes to dispute that the Material Adverse Change             has been remedied, specifying the reasons why the Buyer believes that the Material             Adverse Change has not been remedied (also a MAC Dispute Notice).
(g)    If the Buyer provides a notice under clause 3.3(f)(i), or does not provide any notice to the            Seller clause 3.3(f) within the 10 Business Day period referred to in clause 3.3(f), then:
(i) the Material Adverse Change will be deemed to not to have occurred and the Buyer will         not be entitled to terminate this Agreement under clause 3.2(c); and
(ii) for the purpose of paragraph (c) of the definition of “Completion Date”, the “MAC             Dispute Resolution Date” will be the date which is 15 Business Days after the date the         Seller provided the notice to the Buyer under clause 3.3(d)(ii).
(h)    If the Seller or Buyer (as applicable) issues a MAC Dispute Notice under clause 3.3(b)            (ii)(B) or 3.3(f)(ii), the Buyer and Seller must use their best endeavours to agree and            appoint an independent expert to determine whether or not a Material Adverse Change has        occurred or been remedied (as applicable). If the Buyer and Seller have not been able to            agree a suitable independent expert within a period of 10 Business Days after the MAC            Dispute Notice is issued, either party may request the President (or a person holding an            equivalent position) of the Institute of Arbitrators and Mediators Australia or his or her            nominee to select an independent expert to determine whether or not a Material Adverse            Change has occurred or been remedied (as applicable) who satisfies the following criteria:
(i) independent of both the Buyer Group and the Seller Group;
(ii) at least 10 years experience in valuation of coal mining businesses; and

3472-2455-7059v22                                         page 30

(iii) a reputable international accounting firm or reputable international investment advisory         group.
An expert appointed under clause 3.3(h) is the Appointed Expert for purposes of this            clause 3.3.
(i)    The Buyer and Seller must instruct the Appointed Expert that the Appointed Expert:
(i) acts as an expert and not an arbitrator;
(ii) may decide on rules of conduct in its absolute discretion and enquire into the matter to         be determined as the Appointed Expert thinks fit, including receiving submissions and             taking advice from any persons that the Appointed Expert considers appropriate and             requiring the parties to provide any material in their possession or control which is             reasonably relevant to the issues in dispute;
(iii) must give a written decision to the parties (including supporting reasons); and
(iv) must endeavour to give that decision as soon as practicable but in any event within 15         Business Days after receiving instructions to act.
(j)    The Buyer and Seller may make submissions to the Appointed Expert.
(k)    The Buyer and Seller must give all reasonable assistance that the Appointed Expert            requires, including, in the case of the Seller, providing information in relation to the Mine            and the Assets and copies of relevant documents with a view to assisting the Appointed            Expert to reach a decision without delay.
(l)    The expenses of the Appointed Expert will be paid by the unsuccessful party.
(m)    The Appointed Expert's determination as to whether or not a Material Adverse Change has        occurred or has been remedied (as applicable) will be final and binding on the parties in the        absence of manifest error.
(n)    If the Appointed Expert determines that a Material Adverse Change has occurred or has            not been remedied (as applicable), then this Agreement will be taken to have been            terminated under clause 3.2(c).
(o)    If the Appointed Expert determines that a Material Adverse Change has not occurred or            has been remedied (as applicable), then:
(i) this Agreement will not terminate under clause 3.2(c); and
(ii) for the purpose of paragraph (c) of the definition of “Completion Date”, the “MAC             Dispute Resolution Date” will be the date which is ten Business Days after the date the         Appointed Expert notifies the Buyer and the Seller of his or her determination.
(p)    For the purposes of this clause 3.3, a Material Adverse Change will be taken to be            remedied if the Seller or a Group Company has taken action, at the cost of the Seller,            which, at the time the Seller gives the MAC

3472-2455-7059v22                                         page 31

Remedy Notice, has resulted in the relevant diminution in the value of the Shares ceasing            to give rise to a Material Adverse Change.
(q)    The Seller must not give a MAC Remedy Notice under clause 3.3(b)(ii)(A) unless the            Seller, acting reasonably, considers that it will, or will likely, be able to remedy the Material        Adverse Change on or before the MAC Remedy End Date.

3.4	No other right to terminate or rescind
No Party may terminate or rescind this Agreement, whether at Law, in equity or pursuant to legislation (including on the grounds of any breach of Warranty or misrepresentation which occurs or becomes apparent before Completion) except as permitted under clause 2.6, 2.9, 3.1, 3.2, 14.1(b)(iii) or 14.2(b)(iv).

4	Sale and purchase

4.1	Sale and purchase
The Seller agrees to sell the Shares to the Buyer, and the Buyer agrees to purchase the Shares from the Seller, free from Security Interests, on the terms of this Agreement, with effect on and from Completion.

4.2	Consideration
The Buyer must pay the Purchase Price to the Seller on the Completion Date, in accordance with clause 6.4(a).

4.3	Deposit
(a)    On the date of this Agreement, the Buyer must provide to the Seller a bank guarantee for            the Deposit Amount (Deposit), in favour of the Seller from a financial institution, and in a            form, approved by the Seller (Bank Guarantee).
(b)    If Completion occurs, the Seller must return the undrawn Bank Guarantee to the Buyer on        the Completion Date in accordance with clause 6.3(c)(ii).
(c)    If this Agreement is terminated:
(i) by the Seller before Completion under clause 3.1 or 14.1(b)(iii); or
(ii) by the Buyer or the Seller before Completion under clause 2.6,
then the Seller may immediately call for payment of the Deposit under the Bank Guarantee        and the Seller will be entitled to retain the Deposit.
(d)    If this Agreement is terminated by the Seller before Completion under clause 2.9, then:
(i) the Seller may immediately call for payment of 50% of the Deposit Amount under the             Bank Guarantee and the Seller will be entitled to retain 50% of the Deposit Amount;
(ii) the Seller must not call for payment of the remaining 50% of the Deposit Amount under         the Bank Guarantee; and

3472-2455-7059v22                                         page 32

(iii) the Seller must return the Bank Guarantee to the Buyer within 10 Business Days after         calling for payment under the Bank Guarantee in accordance with clause 4.3(d).
(e)    If this Agreement is terminated before Completion in any circumstances other than those            set out in clauses 4.3(c) and 4.3(d), then the Seller must return the undrawn Bank            Guarantee to the Buyer within 10 Business Days after termination of the Agreement.
(f)    Except as permitted under this Agreement, the Seller must not call for payment under the            Bank Guarantee.

4.4	Method of making payments
(a)    All payments required to be made under this Agreement must be by way of real time gross        settlement (RTGS) payment of immediately available and cleared funds in US$ to the bank        account or accounts nominated in writing before the due date for payment by the Party to            whom the payment is due.
(b)    Any nomination referred to in clause 4.4(a) must be made at least two Business Days            before the payment is due.
(c)    Payment will be deemed to have been made only when the receipt of the relevant funds is        confirmed in writing by the bank operating the nominated account.
(d)    The Party who is to receive a payment required to be made under this Agreement must use        reasonable endeavours to put appropriate arrangements in place to ensure that the written        confirmation referred to in clause 4.4(c) is given as soon as practical after the relevant            amount is paid in accordance with clause 4.4(a).

4.5	Foreign resident capital gains withholding
(a)    The Seller warrants to the Buyer as at the date of this Agreement and as at the Completion        Date that the Seller is an Australian Resident.
(b)    If the Completion Date is more than six months after the date of this Agreement, the Seller        must provide a further warranty in writing as to whether it is an Australian Resident at least        five Business Days prior to the Completion Date.
(c)    The Buyer acknowledges and agrees that:
(i) the warranties given by the Seller under this clause 4.5 constitute a valid declaration             under section 14-210(3) of Schedule 1 to the TA Act; and
(ii) the Buyer will not be required to, and must not, withhold a Withholding Amount from             any amount required to be paid by the Buyer under this Agreement at Completion or             from any amount payable under clause 23.

4.6	Title, risk and possession
Title to, and property and risk in, the Shares:

3472-2455-7059v22                                         page 33

(a)    remains solely with the Seller until Completion; and
(b)    subject to this Agreement, passes to the Buyer with effect on Completion.

5	Obligations during Pre-Completion Period

5.1	Access
(a)    During the Pre-Completion Period, subject to clause 5.1(b), the Seller must permit            nominated Representatives of the Buyer during normal business hours to enter the Mine            for the purpose of conducting a site inspection accompanied by Representatives of the            Seller.
(b)    The Buyer may only exercise the right of access under clause 5.1(a) if:
(i) the Buyer has provided the Seller with reasonable prior notice of the access that the             Buyer requires (including the identity of the Representatives nominated by the Buyer);             and
(ii) the Buyer and its Representatives agree to comply with the Seller’s reasonable             requirements and directions in relation to that access (including in respect of safety             procedures).
(c)    Subject to clause 5.1(d), during the Pre-Completion Period, the Seller must procure that            the Group Companies:
(i) permit the Buyer and its Representatives during normal business hours, upon                 reasonable prior notice to the Seller, to have reasonable access, solely for the purpose         of integration planning, to all the accounts, records and data in the possession or control         of the Group Companies that exclusively relate to the Group Companies or the Mine;             and
(ii) to the extent reasonably practicable in the circumstances, keep the Buyer and its             Representatives informed of, and consult with the Buyer in relation to, any material             issues or developments affecting the Group Companies which could reasonably be             expected to have an adverse impact on the Group Companies or the Mine (including             any material business interruptions and material workplace safety and environmental             occurrences) that occur after the date of this Agreement.
(d)    The Seller is not obliged to comply with clause 5.1(c) to the extent that the Seller                considers, acting reasonably, that do so would result in a Seller Group Company or a            Group Company breaching any:
(i) obligation of confidentiality or other restriction on disclosure of information; or
(ii) any Law or any requirement of a Governmental Agency.

5.2	Seller’s obligations during Pre-Completion Period
(a)    During the Pre-Completion Period, the Seller must ensure that:

3472-2455-7059v22                                         page 34

(i) no Group Company merges or consolidates with any other corporation or acquires all or         substantially all of the shares or the business or assets of any other person, firm,             association, corporation or business organisation, or agrees to do any of the foregoing;
(ii) no change is made to the constitution of a Group Company and no members resolution         of a Group Company is passed (except where the resolution is required by a change to         the Law or this Agreement);
(iii) no Seller Group Company cancels any existing insurance policy applicable to a Group         Company unless a replacement policy (on terms no less favourable to the Group             Company) has been put in place;
(iv) no Group Company:
(A)    reduces its share capital, or transfers an amount to its share capital account from                any of its other accounts;
(B)    allots or issues any shares or any securities or loan capital convertible into shares,            or agrees to do so, other than issuing shares to its existing shareholder for the                purpose of providing the Group Company with funds to repay any Inter‑company                Payables;
(C)    sells or otherwise disposes of or creates a Security Interest over any Shares or                provides any guarantee or indemnity in respect of the obligations of any person                other than another Group Company;
(D)    purchases, redeems, retires or acquires any such shares or securities, or agrees to            do so, or sells or gives any option, right to purchase, mortgage, charge, pledge,                lien or other form of security or encumbrance over any such shares or securities or            agrees to do so;
(E)    takes any action or step to enter into any insolvency proceedings or any                    restructuring of its debts, including by appointing a liquidator or an administrator or            entering into any arrangement with any of its creditors except as required under the            Seller Group Deed of Release;
(F)    takes any action which is inconsistent with the provisions of this Agreement or                which would constitute a breach of this Agreement;
(G)    enters into any contract for the supply of coal of a type referred to in item 2 of                schedule 7 unless the Group Company:
(1) uses its best endeavours to negotiate terms that protect and enhance its                 legitimate business interests;

3472-2455-7059v22                                         page 35

(2) negotiates terms on an arm’s length basis and according to what is in the best             interests of the Group Company; and
(3) negotiates terms on a basis that it would seek to achieve whether or not the                 transaction contemplated by this Agreement was to occur;
(H)    except for coal sales in the ordinary and usual course of business, or replacement            of worn out or obsolete equipment, or under a contract permitted to be entered into            under clause 5.2(a)(iv)(G), disposes, encumbers or grants an option or right of                pre-emption over, or declares a trust in respect of, or agrees to do so, any asset                which either alone, or in aggregate with all other assets which are the subject of                transactions referred to in this clause 5.2(a)(iv)(H) is worth more than US$1 million            (based on the greater of market value and book value);
(I)    makes or agrees to make any Restricted Payments;
(J)    makes a loan that is not to be repaid or extinguished, or grants a power of attorney            that is not to terminate, before Completion;
(K)    assumes or incurs, or agrees to assume or incur, any liability or expenditure                unless:
(1) such expenditure or liability is assumed or incurred in the ordinary course of                 business for the Mine and does not result in the relevant expenditure amounts             specified in the Forecast being exceeded; or
(2) the amount of such expenditure or liability falling due for payment after                 Completion will not exceed US$1 million;
(L)    settles or files and serves any claim by or against a Third Party where the value of            the settlement or claim exceeds US$250,000;
(M)    enters into or varies, or agrees to enter into or vary, any enterprise agreement,                award or other industrial instrument applying to the Mine, except where the                variation is required by Law;
(N)    varies or agrees to vary, any employment terms (including remuneration benefits)                of:
(1) any of its management employees; or
(2) any of its other employees,
other than due to promotions made on reasonable grounds in the ordinary course                of business, which, either alone or in

3472-2455-7059v22                                         page 36

aggregate with all such variations made after the date of this Agreement, will                increase the Group Companies’ operating costs by more than US$250,000 per                annum unless such costs do not result in the relevant expenditure amounts                specified in the Forecast being exceeded; or
(N)    employs or engages any new employee or contractor which, either alone or in                aggregate with all such new employees or contractors employed or engaged after            the date of the Agreement, will increase the Group Company’s operating costs by                more than US$250,000 per annum unles such costs do not result in the relevant                expenditure amounts specified in the Forecast being exceeded; and
(v) except as expressly permitted under this Agreement (including under clause 5.2(d)(iv))         or the Transitional Services Agreement or with the Buyer’s prior written consent (which         must not be unreasonably withheld or delayed), the Company:
(A)    conducts its affairs (including without limitation in relation to the Mine and the                Assets) in the ordinary and usual course of business, consistent with past practice;
(B)    maintains all Plant and Equipment in accordance with the Company’s usual                practice and standards of maintenance;
(C)    does not remove, or allow to be removed, any Plant and Equipment from the                Tenement Land other than in the ordinary and usual course of business;
(D)    complies in all material respects with the terms and conditions of the Contracts;
(E)    does not terminate or vary any material term of, do or omit to do anything which                might result in a termination or variation of any material term of, or waive any                material right under, any Contract;
(F)    does not agree to extend or vary the term of any Contract in any material respect;
(G)    does not agree to extend or vary the term of, or vary in any other material respect,            the Agreement to Haul Coal (Agreement No L11750) between Pacific National                (NSW) Pty Ltd and the Company, dated 20 December 2010 or enter into any                replacement contract;
(H)    notifies the Buyer of any material negotiations to renew, vary, extend or replace                any Contract;
(I)    pays all rental, rates, royalties and other fees and charges which fall due for                payment in respect of the Tenements, the Approvals and the Land;

3472-2455-7059v22                                         page 37

(J)     if a Tenement or Approval falls due for renewal, applies for, and uses its reasonable            endeavours to secure, the renewal of the Tenement or Approval;
(K)     complies with, in all material respects, the terms and conditions of the Tenements,            the Approvals, the Mining Act, the Environment Act and all other Laws in respect of            the Tenements, the Approvals and the Tenement Land;
(L)    does not seek, or agree to, any material variations to the terms and conditions of                the Tenements or the Approvals;
(M)    does not do (or omit to do) anything which may have a material adverse effect on                the status, registration or good standing of the Tenements or the Approvals, or                render the Tenements or the Approvals subject to cancellation, termination or                forfeiture (in whole or in part);
(N)    does not, and does not take any steps to, voluntarily relinquish, surrender or cancel            the Tenements or the Approvals (or any part of them);
(O)    if the Company is compulsorily required to relinquish any part of the Tenements,                consult with the Buyer about the area to be relinquished;
(P)    provides and maintains all securities required under relevant statutory obligations                in respect of the Tenements and the Approvals;
(Q)    does not grant or create any right or interest in the Tenements, the Approvals or the                    Land or any interest in them which is inconsistent with the rights granted to the                        Buyer under this Agreement;
(R)    does not, and not take any steps to, assign, sell, transfer, mortgage, charge,                        encumber, lease, licence or otherwise part with possession of, declare themselves                    a trustee of, or otherwise deal with, the Tenements, the Approvals or the Land or                        any interest in them, other than a Permitted Security Interest;
(S)    does not submit any material notices or reports to a Governmental Agency in                        respect of the Tenements, the Approvals or the Land unless the Company has                        allowed the Buyer a reasonable opportunity to review and comment on those                        documents before they are submitted and has had regard to the reasonable                        comments of the Buyer;
(T)    provides the Buyer with copies of any material letters, notices, correspondence                        received from:
(1) a Governmental Agency, in respect of a Tenement, an Approval or any Land; or

3472-2455-7059v22                                         page 38

(2) a counterparty to a Contract,
as soon a reasonably practicable after being received by the Company;
(U)    notifies the Buyer of any material claim, demand, legal proceeding or cause of                        action in connection with the Mine or the Assets which may occur, be threatened,                        brought, asserted or commenced;
(V)    does not seek to initiate any process for its winding up; and
(W)    does not take any action or enter into any legal commitment, or incur any                            operational or capital expenditure, in relation to implementation of the Centenary                        Project without the prior written consent of the Buyer.
(b)    The Buyer must not unreasonably withhold or delay any consent requested by the Seller            under clause 5.2(a)(v).
(c)    In the event of an emergency:
(i) the Seller will not be required to seek the Buyer’s written consent prior to the Company         taking any action which the Company determines, acting reasonably, to be appropriate         in the circumstances; and
(ii) the Seller must notify the Buyer of such action and the nature of the relevant                 emergency as soon as reasonably practicable.
(d)    Clauses 5.2(a)(iv) and 5.2(a)(v) will not require the Seller to prevent the Company from:
(i) complying with any contractual obligation or other commitments to which the Company         is subject or from incurring any operational or capital expenditure, all relevant details of         which in each case are fairly disclosed in the Data Room Documents (excluding, for the         avoidance of doubt, incurring any operational or capital expenditure in relation to the             Centenary Project);
(ii) entering into contracts on arm’s length terms with contractors to provide replacement             services to those services provided under the CHPA with effect from termination of that         agreement provided that any costs incurred in respect of such contracts:
(A)    in respect of the period covered by the Forecast, do not result in the relevant                expenditure amounts specified in the Forecast being exceeded; and
(B)    in respect of the period after the period covered by the Forecast, do not exceed the            costs incurred in respect of the provision of those services under the CHPA prior to            its termination;
(iii) conducting, compromising or settling any dispute between the Company and Sada Pty         Limited in relation to the CHPA; or

3472-2455-7059v22                                         page 39

(iv) from taking any action:
(A)    required to prevent, or address or mitigate the effects of, any environmental or                        occupational health, safety and welfare hazard or event;
(B)    required to prevent injury or damage to any person or property; or
(C)    which is otherwise required for the Company to comply with its legal obligations in                    relation to the environment or occupational health, safety and welfare, and:
(D)    without limiting the Seller’s obligations or the Buyer’s rights otherwise under this                        Agreement, the Buyer will be deemed for the purposes of 5.2(a)(v) to have                        consented to the Company taking any such action; and
(E)    the Seller must notify the Buyer of such action as soon as reasonably practicable.

5.3	Replacement of Seller Security Bonds
(a)    In respect of each Seller Security Bond:
(i) during the Pre-Completion Period, the Parties must use all reasonable endeavours to             put in place arrangements with the Beneficiary of the Seller Security Bond to ensure             that the Beneficiary will:
(A)    accept, in replacement of the Seller Security Bond, a Buyer Security Bond                procured by the Buyer;
(B)    if the Seller Security Bond is not a cash security deposit, release the Seller                Security Bond to the Seller or its nominee (as notified in writing by the Seller to the            Buyer and the Beneficiary); and
(C)    if the Seller Security Bond is a cash security deposit, pay the Seller Security Bond            to the Seller or its nominee (into the bank account notified in writing by the Seller to            the Buyer and the Beneficiary),
on or immediately following Completion;
(ii) promptly following Completion (and, in any event, on or before the 5th Business Day             after the date on which Completion occurs), the Buyer must deliver to the Beneficiary             the relevant Buyer Security Bond which is produced for inspection at Completion in             accordance with clause 6.4(c); and
(iii) the Buyer must use reasonable endeavours to ensure that the Seller Security Bond is:

3472-2455-7059v22                                         page 40

(A)    if the Seller Security Bond is not a cash security deposit, released by the                    Beneficiary to the Seller or its nominee (as notified in writing by the Seller to the                Buyer and the Beneficiary); and
(B)    if the Seller Security Bond is a cash security deposit, paid by the Beneficiary to the            Seller or its nominee (into the bank account notified in writing by the Seller to the                Buyer and the Beneficiary),
as soon as possible after being replaced in accordance with clause 5.3(a)(ii).
(b)    If the Beneficiary of a Seller Security Bond releases or pays (as applicable) a Seller            Security Bond to a Buyer Group Company or a Group Company, the Buyer must ensure            that such Buyer Group Company or Group Company delivers or pays (as applicable) the            Seller Security Bond to the Seller or its nominee (as notified by the Seller under clause            5.3(a)(iii)) as soon as reasonably practicable after it is released or paid to the Buyer Group        Company or Group Company.
(c)    On and from Completion, the Buyer indemnifies and agrees to hold harmless each Seller            Group Company from and against all Liabilities which may arise or be incurred or sustained        by the Seller Group Company from or in connection with a breach:
(i) of any obligation secured by the Seller Security Bonds until the Seller Security Bonds             are released or paid (as applicable) to the Seller or its nominee; or
(ii) of this clause 5.3 by the Buyer.
(d)    The Seller holds on trust for each other Seller Group Company the benefit of the indemnity        in clause 5.3(c) to the extent that the indemnity applies to those other Seller Group            Companies and is entitled to enforce the indemnity on behalf of those Seller Group            Companies.
(e)    This clause 5.3(e) constitutes the notice from the Seller Group Companies to the Buyer of        the Seller Group Companies’ acceptance of the benefit of the indemnity in clause 5.3(b)            for the purposes of section 55 of the Property Law Act 1974 (Qld).

5.4	Tax Sharing Deed
(a)    Prior to Completion, the Seller must procure that each Group Company provides a notice            of the calculation of the “Clean Exit Payment” (as defined in the Tax Sharing Deed) if            any, prepared in accordance with clause 6 of the Tax Sharing Deed (Clean Exit Payment).
(b)    At least one day before Completion:
(i) the Seller must procure that the Group Companies pay the Seller’s Head Company, if             any, the Clean Exit Payment, calculated under clause 6 of the Tax Sharing Deed and if             the Clean Exit Payment is

3472-2455-7059v22                                         page 41

(ii) the Seller must give the Group Companies a receipt identifying the amount that was             paid by the Group Companies and that such amount was paid pursuant to clause 6 of             the Tax Sharing Deed.

5.5	Communications with contract counterparties
Prior to Completion, to the extent any communications occur between the Buyer (or any of its representatives) and any counterparty to a contract with a Group Company, the Buyer must at all times make clear that it is communicating in its own capacity as a prospective buyer of the Mine and must not:
(a)    represent that it is the agent for the Seller or Group Company; or
(b)    enter into any arrangement or understanding with the relevant counterparty for or on behalf        of the Company Group which takes effect prior to Completion occurring.

5.6	Not used

5.7	Specified Security Interests
(a)    During the Pre-Completion Period, the Seller must ensure that each Specified Security            Interest is fully released and discharged with effect on and from Completion without Liability        to the Group Companies and that the Group Companies are fully released and discharged        with effect from Completion from all Liabilities in connection with the General Security            Deed by executing the Peabody Global Funding Deed of Release.
(b)    Despite anything else in this Agreement:
(i) the Buyer acknowledges and agrees that before Completion:
(A)    the Seller may grant a Security Interest over the Shares;
(B)    the Company may grant a Security Interest over any of its property; and
(C)    the Subsidiary may grant a Security Interest over any of its property,
if required under the General Security Deed (including because such property ceases to be        “Excluded Property” under the General Security Deed); and
(ii) the Parties agree that any Security Interest granted before Completion under clause             5.7(b)(i) which is not fully extinguished or discharged before Completion will be a              Specified Security Interest and will be fully released and discharged with effect from              Completion in accordance with clause 5.7(a).

5.8	Continuing Security Interests
(a)    Subject to clause 5.9(e), if:

3472-2455-7059v22                                         page 42

(i) a secured party with the benefit of a Continuing Security Interest (other than a                 Continuing Mortgage) has a claim against the Buyer or a Group Company under the             Continuing Security Interest in respect of an Asset; or
(ii) the Buyer otherwise becomes aware of the existence of a Continuing Security Interest         (other than a Continuing Mortgage) in respect of an Asset, then the Seller must, within 30 days of becoming aware of the Continuing Security Interest:
(iii) discharge the liability under the relevant security interest to the extent the Asset is             affected by the Continuing Security Interest; and
(iv) obtain the release of the Asset from the Continuing Security Interest.
(b)    The Buyer must as soon as reasonably practicable give to the Seller all notices,                correspondence, information or enquiries in relation to any Continuing Security Interest            which it or a Group Company receives after Completion.
(c)    The Seller indemnifies the Buyer and each Group Company against all damages, costs            and expenses arising from:
(i) a claim against the Buyer or a Group Company in respect of an Asset by a secured             party exercising its rights under a Continuing Security Interest (for the avoidance of             doubt, including a Continuing Mortgage); or
(ii) a breach of the Seller’s obligations under this clause 5.8.
(d)    The Buyer holds on trust for each Group Company the benefit of the indemnity in clause            5.8(c) to the extent that the indemnity applies to the Group Company and is entitled to            enforce the indemnity on behalf of the Group Company.
(e)    This clause 5.8(e) constitutes each Group Company’s notice to the Buyer of the Group            Company’s acceptance of the benefit of the indemnity in clause 5.8(c) for the purposes of        section 55 of the Property Law Act 1974 (Qld).

5.9	Leased Vehicles
(a)    During the Pre-Completion Period, the Seller will use its reasonable endeavours to obtain            Toyota’s agreement to novate all of the Company’s rights and obligations under the Toyota        Finance Agreements to a Seller Group Company.
(b)    If the novation of the Toyota Finance Agreements under clause 5.9(a) has not occurred by        Completion, then:
(i) the Seller must use, and the Buyer must ensure that the Company uses, its reasonable         endeavours to obtain Toyota’s agreement to

3472-2455-7059v22                                         page 43

novate all of the Company’s rights and obligations under the Toyota Finance                 Agreements to a Seller Group Company (nominated by the Seller) as soon as                 reasonably practicable after Completion, but with effect from Completion;
(ii) the Buyer must ensure that the Company executes any document which the Seller             requires the Company to execute to give effect to the novation referred to in clause             5.9(b)(i); and
(iii) during the period from Completion until the novation referred to in clause 5.9(b)(i)             occurs:
(A)    the Buyer must ensure that the Company irrevocably and unconditionally consents            to the Leased Vehicles being used by a Seller Group Company for the purposes of            the Seller Group Company’s business;
(B)    the Seller must pay all amounts due and payable under the Toyota Finance                Agreements;
(C)    the Buyer must ensure that the Company does not exercise any rights or perform                any obligations under the Toyota Finance Agreements; and
(D)    the Seller indemnifies and agrees to hold harmless the Group Companies from and            against all Liabilities which may arise or be incurred or sustained by the Group                Companies from or in connection with the use of the Leased Vehicles by a Seller                Group Company or otherwise arising under or in connection with the Toyota                Finance Agreements, except to the extent that the Liability was caused, or                contributed to, by a breach of clause 5.9(b)(iii)(C).
(c)    The Buyer holds on trust for each Group Company the benefit of the indemnity in clause            5.9(b)(iii) to the extent that the indemnity applies to the Group Company and is entitled to            enforce the indemnity on behalf of the Group Company.
(d)    This clause 5.9(d) constitutes each Group Company’s notice to the Buyer of the Group            Company’s acceptance of the benefit of the indemnity in clause 5.9(b)(iii) for the purposes        of section 55 of the Property Law Act 1974 (Qld).
(e)    The Seller must procure the release of the following PPSR registrations in respect of the            Leased Vehicles with effect from the date of the novation referred to in clause 5.9(b)(i):
(i) 201201030132448;
(ii) 201210020052758; and
(iii) 201402160007805.

3472-2455-7059v22                                         page 44

5.10	Not used

5.11	Claims
Unless Completion has occurred, the Buyer must not make any Claim, and agrees that the Seller is not liable (whether by damages or otherwise) to make any payment, arising out of or in connection with the Seller’s obligations under this clause 5. However, nothing in this clause prevents the Buyer from seeking interlocutory or injunctive relief in connection with the Seller’s obligations under this clause 5.

5.12	Underground Waste Emplacement System
(a)    With effect from Completion, the Seller hereby grants to the Buyer and the Group                Companies, and must procure that each relevant Seller Group Company grants to the            Buyer and the Group Companies, a non-exclusive, perpetual, royalty free, sub-licensable,            transferable and irrevocable licence to use any Intellectual Property Rights which the            licensor may own (if any) at Completion in relation to the Underground Waste                Emplacement System for use at the Mine and mining sites other than the Mine which are            owned or operated by the Buyer or any of its Related Bodies Corporate.
(b)    Without limiting clause 8.4, neither the Seller nor any Seller Group Company gives any            representation, warranty, undertaking or promise of any kind:
(i) that at Completion it owns any Intellectual Property Rights in relation to the                 Underground Waste Emplacement System;
(ii) if it owns any Intellectual Property Rights in relation to the Underground Waste             Emplacement System at Completion, in relation to the nature, extent or duration of             those Intellectual Property Rights;
(iii) that the use of the Underground Waste Emplacement System will not infringe the             Intellectual Property Rights of any person (in Australia or elsewhere);
(iv) in relation to the suitability or fitness for any purpose of the Underground Waste             Emplacement System; and
(v) that it will apply for, or maintain, any registrations in respect of any Intellectual Property         Rights in relation to the Underground Waste Emplacement System.
(c)    To the extent permitted by Law, the Buyer:
(i) releases each Seller Group Company from, and agrees not to make, and waives any             right it might have to make, any Claim against any Seller Group Company in relation to         anything contrary to clause 5.12(b) with effect on and from Completion; and
(ii) must procure that each Buyer Group Company (including the Group Companies) so             releases, and agrees not to make, and waives, all such Claims with effect on and from         Completion.

3472-2455-7059v22                                         page 45

(d)    On and from Completion, the Buyer indemnifies and agrees to hold harmless each Seller            Group Company from and against all Liabilities and Loss which may arise or be incurred or        sustained by the Seller Group Company from or in connection with a breach of clause 5.12(c).
(e)    The Seller holds on trust for each Seller Group Company the benefit of the release and            waiver contained in clause 5.12(c) and the indemnity in clause 5.12(d) to the extent that            they apply to those Seller Group Companies and is entitled to enforce the release and            waiver and indemnity on behalf of those Seller Group Companies.
(f)    This clause 5.12(f) constitutes each other Seller Group Company’s notice to the Buyer of            the Seller Group Company’s acceptance of the benefit of the release and waiver contained        in clause 5.12(c) and the indemnity in clause 5.12(d) for the purposes of section 55 of the        Property Law Act 1974 (Qld).
(g)    If requested by the Buyer, the Seller undertakes to enter into, and to procure that relevant            Seller Group Companies enter into, any licence or other document which is reasonably            required to perfect and give full effect to clause 5.12(a), provided any such licence or other        document also contains provisions equivalent in effect to those contained in clauses             5.12(b) to 5.12(f).
(h)    The Buyer holds on trust for each Group Company the benefit of the licence in clause             5.12(a) and may enforce that clause on behalf of those Group Companies.

5.13	Records
The Seller agrees to:
(a)    keep and maintain accurate and reasonably detailed books and financial records in            connection with all steps taken in relation to obtaining (or assisting the Buyer to obtain) any        approval required for the transaction from any Government Official; and
(b)    upon request by the Buyer, permit the Buyer, upon reasonable notice to the Seller, to audit        and examine any books and financial records necessary for the verification of compliance            with the Seller Warranties specified in item 12 of schedule 2.

5.14	Transitional Services Agreement
(a)    During the Pre-Completion Period, the Seller must ensure that PEAC negotiates in good            faith with the Buyer with a view to agreeing, within the timetable specified in part B of            annexure E, the terms and conditions of a transitional services agreement consistent with        the principles specified in part A of annexure E under which PEAC will provide transitional        services to the Company for a transitional period on and from Completion.
(b)    Nothing in clause 5.14(a) requires:
(i) the Seller to ensure that PEAC enters into; or

3472-2455-7059v22                                         page 46

(ii) the Buyer to agree to the Company entering into,
a transitional services agreement on terms and conditions which are not reasonably            acceptable to PEAC and the Buyer.

5.15	Westpac Export Documentary Credit Financing Agreement
During the Pre-Completion Period, the Seller must use its reasonable endeavours to procure that all Liabilities of the Company under the Seller Group Contract referred to in item 13 of schedule 3 are released and discharged with effect on and from Completion.

6	Completion

6.1	Notice to Seller
Within 20 Business Days after the date of this Agreement, the Buyer must give the Seller a notice setting out details of:
(a)    the persons who the Buyer requires be appointed as the new directors, secretaries and            public officers of each Group Company at Completion, together with original consents to            act signed by such persons in accordance with the Corporations Act (in a form reasonably        acceptable to the Seller);
(b)    the persons who the Buyer requires to resign as directors, secretaries and public officers of        each Group Company at Completion;
(c)    the name of the person or firm that the Buyer requires to act as auditor of each Group            Company from Completion, together with an original consent signed by the auditor in            accordance with the Corporations Act (in a form reasonably acceptable to the Seller);
(d)    the address of any new registered office that the Buyer requires any Group Company to            adopt at Completion, together with any necessary consent signed by the occupier of the            new registered office (in a form reasonably acceptable to the Seller);
(e)    a suitably qualified person who will be appointed as the new Mine Operator for the Mine            with effect from Completion; and
(f)    a bank account into which Customers will be directed by the Company to pay any amounts        which become due and payable to the Company on and after the Completion Date under            the Coal Sales Contracts.

6.2	Time and place for Completion
Completion will commence at 10am (Brisbane time) on the Completion Date, and will take place at the office of the Seller’s solicitors (Corrs Chambers Westgarth) in Brisbane or at such other time and place as the Parties may agree.

6.3	Seller’s obligations at Completion
The Seller must:
(a)    on or before Completion, ensure that:

3472-2455-7059v22                                         page 47

(i) a meeting of the board of directors of each Group Company is held at which it is             resolved; or
(ii) a written resolution of the directors of each Group Company is signed, resolving, that, subject to and with effect from Completion:
(iii) the persons notified by the Buyer under clause 6.1(a) be appointed to the offices of the         Group Company specified in such notice, subject to receipt of any necessary consents         to act referred to in clause 6.1(a);
(iv) the persons notified by the Buyer under clause 6.1(b) resign as directors, secretaries         and public officers of the Group Company;
(v) the resignation of the existing auditor of the Group Company be accepted and the             person or firm notified by the Buyer under clause 6.1(c) be appointed, subject to             receipt of any necessary consent to act referred to in clause 6.1(c);
(vi) the registered office of the Group Company be changed to the address notified by the         Buyer under clause 6.1(d); and
(vii) in the case of the Company:
(A)    the transfers of the Shares be registered following the payment of any applicable                stamp duty on the instrument of transfer by the Buyer;
(B)    existing share certificates for the Shares (if applicable) be cancelled; and
(C)    new share certificates in the Buyer’s name be signed and delivered by the                Company; and
(viii) the person notified by the Buyer under clause 6.1(e) be appointed as the Mine             Operator for the Mine;
(b)    on or before Completion, ensure that each director of PKCT appointed by the Company            resigns as a director of PKCT, with effect from Completion;
(c)    on Completion, deliver to the Buyer:
(i) the MBLSA Termination Deed duly executed by the parties to it;
(ii) the undrawn Bank Guarantee;
(iii) completed transfers of the Shares to the Buyer as transferee in registerable form (but             unstamped) duly executed by the Seller;
(iv) all share certificates for the Shares, Subsidiary Shares and the PKCT Shares (or             declarations as to the loss or destruction of such certificates);
(v) duly executed Tax Deeds of Release which release the Group Companies from their             obligations under the Tax Sharing Deed and

3472-2455-7059v22                                         page 48

Tax Funding Deed with effect from the Leaving Time (as that term is defined in the             respective deeds);
(vi) the original instruments of title (if issued) for the Tenements and the Land (other than in         respect of Lot 1 DP229817, Lot 1 DP815356 Lot 2 DP815356, each of the lots             included in Volume 8656, Folio 161 and each of the lots included in Volume 8656,             Folio 162 unless the Company has been provided replacement certificates of title for             those lots by the Completion Date);
(vii) evidence that a Seller Group Deed of Release has been duly executed by each party         to it;
(viii) evidence that the Peabody Global Funding Deed of Release has been duly executed         by Peabody Global Funding, LLC;
(ix) copies of the Business Records and Technical Information (to the extent not already in         the possession of the Group Companies or the delivery of which is not provided for             under the terms of the Transitional Services Agreement); and
(x) a notice to each Customer, duly signed by the Company, Peabody Coalsales Pacific             Pty Ltd or Peabody Coalsales Australia Pty Ltd (as applicable), under which the             Customer is directed to pay into the bank account notified by the Buyer under clause             6.1(f) any amounts which become due and payable to the Company on or after the             Completion Date under any Coal Sales Contract with the Customer; and
(d)    on Completion, deliver to (or at the direction of) the Buyer the minute books, the statutory            books and registers (up to date and accurate as at Completion), corporate key number            assigned by ASIC, and any common seal, duplicate seal or official seal, of each Group            Company.

6.4	Buyer’s obligations at Completion
On Completion, the Buyer must:
(a)    pay the Purchase Price in accordance with clauses 4.4, to the Seller (or to such other            person as the Seller directs in writing at least two Business Days before the Completion            Date);
(b)    deliver to the Seller a Deed of Release duly executed by Endeavour Coal Pty Limited (ACN        099 830 476);and
(c)    produce for inspection each original Buyer Security Bond.

6.5	Not used

6.6	Completion interdependent
(a)    The obligations of the Parties in respect of Completion (being clauses 6.3 and 6.4)            (Completion Obligations) will be interdependent.
(b)    All Completion Obligations will be deemed to be performed simultaneously and no delivery,        payment or other Completion Obligation will be deemed to have been performed, and            Completion will not be

3472-2455-7059v22                                         page 49

taken to have occurred, until all Completion Obligations have been performed.
(c)    If any Completion Obligation which is required to occur at or before Completion does not            occur at or before Completion then:
(i) there is no obligation on any Party to take any other such actions; and
(ii) to the extent that any such actions have already occurred, the Parties must do             everything reasonably required to reverse those actions, including returning any             delivery or payment,
in each case without prejudice to any other rights that any Party may have in respect the            action not having occurred.

6.7	Appointment of Mine Operator
As soon as reasonably practicable (and in any event not more than two Business Days) after Completion, the Buyer must ensure that the Company notifies the relevant local office of the New South Wales Department of Industry Mine Safety, in accordance with the requirements of the Safety Act, that the person notified by the Buyer under clause 6.1(e) is appointed as the Mine Operator for the Mine.

6.8	Seller Group Contracts
(a)    The Buyer agrees that, except as otherwise provided in the Transitional Services                Agreement:
(i) on and from Completion, each Seller Group Contract will cease to apply or operate in             respect of the Group Company; and
(ii) if a Group Company is a party to a Seller Group Contract after Completion, the Buyer             must ensure that the Group Company executes any document or agreement (for             example, a notice of termination or variation deed) which the Seller requires the Group         Company to execute to give effect to the Group Company ceasing to be a party to the             Seller Group Contract.
(b)    Except as otherwise provided in the Transitional Services Agreement, on and from            Completion, the Buyer must ensure that no Group Company issues any purchase orders or        otherwise exercises any other rights under a Seller Group Contract.
(c)    On and from Completion, the Buyer indemnifies and agrees to hold harmless each Seller            Group Company from and against all Liabilities which may arise or be incurred or sustained        by the Seller Group Company from or in connection with a breach of clause 6.8(b).
(d)    The Seller holds on trust for each other Seller Group Company the benefit of the indemnity        in clause 6.8(c) to the extent that the indemnity applies to those other Seller Group            Companies and is entitled to enforce the indemnity on behalf of those Seller Group            Companies.

3472-2455-7059v22                                         page 50

(e)    This clause 6.8(e) constitutes each other Seller Group Company’s notice to the Buyer of            the Seller Group Company’s acceptance of the benefit of the indemnity clause 6.8(c) for            the purposes of section 55 of the Property Law Act 1974 (Qld).
(f)    On and from Completion, the Seller indemnifies and agrees to hold harmless the Buyer            and each Group Company from and against all Liabilities which may arise or be incurred or        sustained by a Group Company under or in connection with a Seller Group Contract in            respect of the period after Completion, except to the extent the Liability was caused, or            contributed to, by a breach of clause 6.8(b).
(g)    The Buyer holds on trust for each Group Company the benefit of the indemnity in clause            6.8(f) to the extent that the indemnity applies to the Group Company and is entitled to            enforce the indemnity on behalf of the Group Company.
(h)    This clause 6.8(h) constitutes each Group Company’s notice to the Seller of the Group            Company’s acceptance of the benefit of the indemnity in clause 6.8(f) for the purposes of            section 55 of the Property Law Act 1974 (Qld).

6.9	Coal Sales Contracts
(a)    If, after Completion, a Customer pays to a Seller Group Company any amount which            became due and payable to the Company under a Coal Sales Contract on or after the            Completion Date, the Seller must, as soon as reasonably practicable after the relevant            Seller Group Company becomes aware of the payment:
(i) notify the Buyer of the payment by the Customer to the relevant Seller Group Company;         and
(ii) ensure that the relevant Seller Group Company pays that amount into the bank account         notified by the Buyer under clause 6.1(f).
(b)    In respect of each Bundled Coal Sales Contract, on and from Completion:
(i) the Buyer must ensure that the Company does not exercise any rights or perform any             obligations under the Bundled Coal Sales Contract; and
(ii) without limiting clause 6.9(b)(i), the Buyer must ensure that the Company does not             engage in any negotiations contemplated under the clauses 6 (“Contract Price”) and 7         (“Shipping Schedule”) of schedule 2 of the Bundled Coal Sales Contract; and
(iii) the Seller must ensure that no Seller Group Company does anything, including             exercising any rights or engaging in negotiations, under the Bundled Coal Sales             Contract, which may result in the Buyer or a Group Company incurring Liabilities in             connection with the Bundled Coal Sales Contract.

3472-2455-7059v22                                         page 51

(c)    The Seller must ensure that no Group Company is subject to any delivery or other            obligations in respect of a Bundled Coal Sales Contract which are required to be performed        on or after Completion.
(d)    On and from Completion, the Buyer indemnifies and agrees to hold harmless each Seller            Group Company from and against all Liabilities which may arise or be incurred or sustained        by the Seller Group Company from or in connection with a breach of clause 6.9(b)(i) or             6.9(b)(ii), except to the extent that the Liability was caused, or contributed to, by a breach            of clause 6.9(b)(iii) or 6.9(c).
(e)    The Seller holds on trust for each other Seller Group Company the benefit of the indemnity        in clause 6.9(c) to the extent that the indemnity applies to those other Seller Group            Companies and is entitled to enforce the indemnity on behalf of those Seller Group            Companies.
(f)    This clause 6.9(f) constitutes each other Seller Group Company’s notice to the Buyer of            the Seller Group Company’s acceptance of the benefit of the indemnity clause 6.9(c) for            the purposes of section 55 of the Property Law Act 1974 (Qld).
(g)    On and from Completion, the Seller indemnifies and agrees to hold harmless the Buyer            and each Group Company from and against all Liabilities which may arise or be incurred or        sustained by a Group Company under or in connection with a Bundled Coal Sales Contract        in respect of the period after Completion or in respect of any breach of clause 6.9(b)(iii) or        6.9(c), except to the extent the Liability was caused, or contributed to, by a breach of            clause 6.9(b)(i) or 6.9(b)(ii).
(h)    The Buyer holds on trust for each Group Company the benefit of the indemnity in clause            6.9(g) to the extent that the indemnity applies to the Group Company and is entitled to            enforce the indemnity on behalf of the Group Company.
(i)    This clause 6.9(i) constitutes each Group Company’s notice to the Seller of the Group            Company’s acceptance of the benefit of the indemnity in clause 6.9(g) for the purposes of        section 55 of the Property Law Act 1974 (Qld).

6.10	Delivery of Business Records and Technical Information
If, at any time within six months after Completion:
(a)    the Buyer, acting reasonably and in good faith, considers that the Business Records and            Technical Information in the possession of the Group Companies or delivered to the Buyer        under this Agreement is incomplete;
(b)    the Buyer requests the Seller to deliver a copy of the missing Business Records and            Technical Information to the Company; and
(c)    the requested Business Records and Technical Information is in the possession or control            of a Seller Group Company,

3472-2455-7059v22                                         page 52

then the Seller must, as a soon as reasonably practicable after receiving the request from the Buyer, deliver a copy of the relevant Business Records and Technical Information to the Company at the Seller’s cost.

7	Warranties

7.1	Seller’s Warranties
The Seller warrants to the Buyer that, subject to clause 8.1, each of the statements set out in schedule 2 is true and accurate.

7.2	Warranties by the Parties
Each Party warrants to each other Party that:
(a)    it is a company duly incorporated and validly existing under the Laws of the place of its            incorporation;
(b)    it enters into and performs this Agreement on its own account and not as trustee for or            nominee of any other person;
(c)    it has the legal right and power to enter into this Agreement and to perform its obligations            under the terms of this Agreement;
(d)    the execution, delivery and performance of this Agreement by it has been duly and validly            authorised by all necessary corporate or other action on its part;
(e)    this Agreement is a valid and binding agreement on it, enforceable in accordance with its            terms;
(f)    the execution and performance of this Agreement by it does not, and the other transactions        contemplated by this Agreement do not, violate or conflict with or result in a breach of or            constitute a default under:
(i) any Law or treaty or any judgement, ruling, order, authorisation, requirement or decree         of any Governmental Agency binding on it;
(ii) its constitution or other constituent documents; or
(iii) any other document or agreement which is binding upon it or its assets including, for             the avoidance of doubt, the Superpriority Secured Debtor-in-Possession Credit             Agreement dated 18 April 2016 and the Revolving Credit Agreement dated 13 April             2016;
(g)    it has the financial capacity to perform all of its obligations under this Agreement; and
(h)    it is not Insolvent.

7.3	When warranties given
(a)    The warranties given by the Parties under clause 7.2 are given as at the date of this            Agreement and the time immediately before Completion.

3472-2455-7059v22                                         page 53

(b)    Each of the warranties given by the Seller under clause 7.1 is given as at the date of this            Agreement.
(c)    Save to the extent that a Repeated Warranty is expressly given as at a specified date, each        of the Repeated Warranties is given by the Seller immediately before Completion.
(d)    Each warranty given under this clause 7 must be construed independently, and is not            limited or extended by reference to any other warranty.

7.4	Indemnity
(a)    Subject to clause 7.4(b), the Seller indemnifies the Buyer against, and must pay the Buyer        an amount equal to, any Loss paid, suffered or incurred by the Buyer which arises from, or        in connection with, a breach of a Seller Warranty.
(b)    The amount of the Loss indemnified under clause 7.4(a) in respect of the breach of a            Seller Warranty will be limited to the amount of any damages that would be recoverable by        the Buyer, at common law, for breach of contract.

7.5	Tax indemnity
(a)    Subject to clause 7.5(b), the Seller indemnifies the Buyer against, and must pay the Buyer        an amount equal to, any Tax payable by the Buyer or a Group Company to the extent that            such Tax is payable in respect of:
(i) any period, or part period, up to and including the Completion Date;
(ii) any transaction, event or omission of a Group Company occurring, or deemed to occur,         on or before the Completion Date.
(b)    The indemnity in clause 7.5(a) does not extend to Tax to the extent that the liability in            respect of the Tax is provided for in a Working Capital Liability Item in the Completion            Accounts.

8	Qualifications and limitations on Claims

8.1	Disclosures
(a)    Subject to clause 8.1(d), each of the Seller Warranties is limited by, and the Buyer must            not make any Claim, and agrees that the Seller Group is not liable (whether by damages or        otherwise) to make any payment, under or in connection with this Agreement (including any        Seller Warranty) to the extent that the Claim is based on, any fact, matter or circumstance:
(i) provided for or described in this Agreement (including the schedules) or any document             entered into under or in connection with this Agreement;
(ii) disclosed in the Disclosure Material or otherwise reasonably identifiable or reasonably         determinable from the Disclosure Material;

3472-2455-7059v22                                         page 54

(iii) within the actual knowledge of the Buyer or a Related Body Corporate of the Buyer or         any of their respective Representatives;
(iv) relating to any Liability to the extent there is an adequate accrual, allowance, provision         or reserve for that Liability specifically, in the Pro Forma Statement of Financial             Position; and
(v) which would have been disclosed to the Buyer had the Buyer conducted the searches         of records referred to in paragraph (b) of the definition of Disclosure Material.
(b)    In clauses 8.1(a)(ii) and in the definition of “Material Adverse Change”, “otherwise            reasonably identifiable or reasonably determinable”, in relation to a fact, matter,                circumstance or Liability means reasonably likely to result in a prudent prospective            purchaser for value of assets similar to the Shares and the Assets, becoming aware of the        relevant fact, matter, circumstance or Liability.
(c)    For the purposes of the definition of “Material Adverse Change”, the Buyer is not imputed            with the knowledge of any information that any adviser or financier of the Buyer or a            Related Body Corporate of the Buyer is not permitted, by law or under confidentiality            obligations binding on the relevant adviser or financier, to disclose to the Buyer or its            Related Bodies Corporate.
(d)    Clause 8.1(a) does not apply to a Seller Indemnity Claim, a Specified Claim or a Claim            under clause 7.5.

8.2	Limitation on Seller's liability
Despite any other provision of this Agreement:
(a)    (maximum aggregate liability) the maximum aggregate liability of the Seller Group in            respect of any Claim will be limited to, and will in no event exceed, the amount that is equal        to:
(i) 100% of the Purchase Price in respect of a Solvency Claim or a Title Claim;
(ii) 75% of the Purchase Price in respect of a Tax Claim; and
(iii) 40% of the Purchase Price in respect of all other Claims,
provided that the maximum aggregate liability of the Seller Group in respect of all Claims            will in no event exceed 100% of the Purchase Price;
(b)    (thresholds) the Seller Group will not have any liability in respect of any Claim (other than        a Seller Indemnity Claim, Specified Claim or a Claim by the Buyer for breach of clause 4.3,        9.4, 19 or 23.7(d)):
(i) if the amount finally adjudicated or agreed against the Seller Group in respect of the            relevant Claim (or a series of Claims relating to the same or substantially similar facts,            matters or circumstances or made in respect of the same Claim) is less than US$300,000;        and
(ii) until the aggregate of all amounts finally adjudicated or agreed against the Seller Group         in respect of all Claims that would, but for

3472-2455-7059v22                                         page 55

this clause 8.2(b)(ii), be payable under clause 8.2(b)(i), exceeds US$2.5 million,
provided that once the thresholds in this clause 8.2(b) are reached, the Seller will be liable        for all of the amount finally adjudicated or agreed in respect of a Claim and not just the            amount by which the thresholds are exceeded;
(c)    (notice and proceedings) other than a liability in respect of a Claim under clause 5.12 or        19, the Seller Group will not have any liability in respect of any Claim, and any Claim will be        taken to be waived or withdrawn and will be barred and unenforceable, unless:
(i) notice of the Claim has been given to the Seller in accordance with clause 8.5:
(A)    in respect of a Tax Claim, a Title Claim, a Solvency Claim or a Claim by the Buyer                for breach of clause 8.6, within five years after the Completion Date;
(B)    in respect of a Seller Indemnity Claim, a Specified Claim or a Claim by the Buyer                for breach of clause 8.7, 8.12, 10.1, 13, 17(c) or 23, within three years after the                Completion Date; and
(C)    in respect of any other Claims, within 18 months after the Completion Date; and
(ii) if the Claim has not been agreed, compromised or settled, legal proceedings in respect         of the Claim have been commenced against the Seller within six months after the date         the Buyer notifies the Seller of the Claim under clause 8.5. For the purpose of this             clause, proceedings will not be taken to be commenced unless they have been both             issued and served on the Seller;
(d)    (actions of Seller) the liability of the Seller Group in respect of any Claim will be reduced            or extinguished (as the case may be) to the extent that the Claim arises or is increased as        a result of any act or omission by or on behalf of the Seller where the Buyer, a Related            Body Corporate of the Buyer or their Representatives have requested or consented to that        act or omission in writing;
(e)    (other rights of recovery) where the Buyer or a Group Company is or may be entitled to            recover from a person (other than a member of the Seller Group) any sum in respect of any        fact, matter or event which could give rise to a Claim, the Buyer must, and must ensure the        Group Company:
(i) if that person is or was a consultant or contractor engaged by a Group Company or is             an insurer:
(A)    use reasonable endeavours to recover that sum;
(B)    keep the Seller at all times fully and promptly informed of the conduct of any such                recovery;

3472-2455-7059v22                                         page 56

(ii) if the Buyer or a Group Company recovers any amount before the Claim has been paid         by the Seller to the Buyer, reduce the amount of the Claim against the Seller by such             amount recovered by the Buyer or the Group Company; and
(iii) if the Buyer or a Group Company recovers any amount after the Claim has been paid             by the Seller to the Buyer, pay such amount recovered by the Buyer or the Group             Company to the Seller up to the amount paid by the Seller in respect of the Claim (and         any such repayment is to be treated as an adjustment in the Purchase Price);
(f)    (credit) if, after the Seller has made a payment to the Buyer in respect of any Claim, the            Buyer or a Group Company receives any benefit or credit by reason of the matters to which        the Claim relates, then the Buyer must immediately repay to the Seller a sum                corresponding to the amount of the payment made by the Seller to the Buyer or (if less) the        amount of the benefit or credit received by the Buyer or the Group Company net of any            applicable Taxes and expenses incurred by the Buyer or the Group Company in obtaining            that benefit (and any such repayment is to be treated as an adjustment in the Purchase            Price);
(g)    (general limitations) the Seller Group will not be liable to the Buyer in respect of any            Claim to the extent that:
(i) (change in taxation) the Claim arises or is increased as a result of an increase in the             rates, method of calculation or scope of any tax applying after the Completion Date;
(ii) (breach of Law or contract) any Liability could only have been avoided by the Seller             breaching its obligations at Law or under this Agreement or any document entered into         under or in connection with this Agreement;
(iii) (remedial loss) any Liability is remediable, provided that it is remedied to the             satisfaction of the Buyer, acting reasonably, within 30 Business Days after the Seller             receives written notice of the Claim in accordance with clause 8.5;
(iv) (change in Law or interpretation) any Liability arises directly or indirectly from or in             respect of:
(A)    any change to any applicable Laws (other than a Tax Law) after the date of this                Agreement;
(B)    any change in the application or judicial interpretation of any Laws (other than a                Tax Law) after the date of this Agreement;
(C)    any legislation not in force at the date of this Agreement (including legislation which            takes effect retrospectively) (other than a Tax Law); or

3472-2455-7059v22                                         page 57

(D)    any other change to any Laws (other than a Tax Law) or any change in                    administrative practice of any Governmental Agency (other than a Taxation                Authority) after the date of this Agreement (including changes which take place                retrospectively);
(v) (change in accounting policy) any Liability would not have arisen but for a change after            Completion in any accounting policy or practice of a Group Member that applied before            Completion;
(vi) (legal costs) any Liability is a legal cost which is not a reasonable legal cost; or
(vii) (mitigation of loss) the Buyer does not take, and does not procure that each other Buyer        Group Company takes, all reasonable actions to mitigate any Liability that may give rise to        the Claim; and
(h)    (additional limitations) the Seller Group will not be liable to the Buyer in respect of any            Claim to the extent that:
(i) (inconsistent tax position) any Liability arises from a Group Company taking a             position in relation to the application of a Tax Law that is inconsistent with the position             taken by the Group Company before Completion (including any position adopted in             relation to the preparation of returns prior to Completion or in relation to the calculation         of any reserve or provision relating to Tax in the Pro Forma Statement of Financial             Position), unless the Group Company is required to adopt an inconsistent position to             comply with a Tax Law; or
(ii) (failure to take action) any Liability arises from a Group Company failing to take any             action after Completion required by, or that should reasonably be taken under, any             applicable Tax Law in relation to any Tax (including any failure to take any such action         within the time allowed).

8.3	No reliance
(a)    Each of the Buyer and the Buyer’s Guarantor acknowledges and agrees that:
(i) except as expressly set out in this Agreement (including the Seller Warranties) or any             document entered into under or in connection with this Agreement, neither the Seller,             nor any of its Related Bodies Corporate nor any other person acting on behalf of or             associated in any way with any of them (including other Indemnified Parties) has made         any representation, given any advice, or given any warranty or undertaking, promise or         forecast of any kind in relation to the Shares, the Mine, the Assets, the Disclosure             Material, any Data Analysis Documents or this Agreement or any document entered into         under or in connection with this Agreement, including in relation to:

3472-2455-7059v22                                         page 58

(A)    the quality or condition of the Tenements;
(B)    the physical state (in relation to contamination and otherwise) of the Tenements                and the Tenement Land;
(C)    the Seller’s rights in respect of the Tenements and the Tenement Land;
(D)    the value of the Seller’s rights in respect of the Tenements;
(E)    the nature, extent, quantity, quality or grade of the coal resources and reserves in                or under the Tenement Land;
(F)    the financial return or income to be derived from the Tenements or any mining                tenement granted over the Tenement Land;
(G)    the likelihood or otherwise of any mining tenement being granted over the                Tenement Land or the Tenements being renewed;
(H)    if a mining tenement is granted over the Tenement Land, or a Tenement is                renewed, the terms and conditions of such grant or renewal; or
(I)    any costs, economic viability, profit, revenue or similar forecasts with respect to the            Mine and the Assets generally;
(ii) except as expressly set out in this Agreement (including the Seller Warranties) or any             document entered into under or in connection with this Agreement and without limiting             clause 8.3(a)(i), no representation, no advice, no warranty, no undertaking, no promise         and no forecast is given in relation to:
(A)    any economic, fiscal or other interpretations or evaluations by the Seller or any                person acting on behalf of or associated with the Seller or any other person;
(B)    any interpretation, analysis or evaluation of any raw data relating to the area                covered by the Tenements by the Seller or any person acting on behalf of or                associated with the Seller or any other person;
(C)    future matters, including future or forecast costs or liabilities (including any future or            forecast costs or liabilities in respect of environmental rehabilitation obligations                whether or not provided for in the Pro Forma Statement of Financial Position),                production, prices, revenue, profits or performance (including in relation to reserves            and resources);
(D)    any forward-looking statements, plans, estimates, forecasts or projections that are            included in the Data Room Documents (Estimates and Forecasts) including the                assumptions on which they are based, and the Buyer acknowledges that such                Estimates and Forecasts are

3472-2455-7059v22                                         page 59

    inherently uncertain and that actual future results and performance may vary from            that anticipated in the Estimates and Forecasts and such variations may be                material;
(E)    the principles to be applied by Governmental Agencies with respect to the                regulation of the mining industry or any part of it and, in particular, matters affecting            production, revenue, prices and charges and service levels;
(F)    the regulation of the mining industry (including any act or omission by any                Governmental Agency) and other industries (and the relationship of such other                industry regulation to the regulation of the mining industry);
(G)    the grant or non-grant of any consent or approval by any Governmental Agency; or
(H)    any matter in connection with native title (including the determination of any                registered native title claim or future native title claim, or the consequences of such            a determination being made by consent or otherwise), or any matter in connection            with heritage or sacred sites (or the determination of such sites) under any                legislation or otherwise;
(iii) without limiting clauses 8.3(a)(i) and 8.3(a)(ii), and except for the statements in this             Agreement or any document entered into under or in connection with this Agreement             (including the Seller Warranties), no statement or representation:
(A)    has induced or influenced the Buyer to enter into this Agreement or any document            entered into under or in connection with this Agreement or agree to any or all of                their terms;
(B)    has been relied on in any way as being accurate by the Buyer;
(C)    has been warranted to the Buyer as being true; or
(D)    has been taken into account by the Buyer as being important to the Buyer’s                decision to enter into this Agreement or any document entered into under or in                connection with this Agreement or agree to any or all of their terms;
(iv) except as expressly set out in this Agreement (including the Seller Warranties) or any             document entered into under or in connection with this Agreement, it has made its own         enquiries and assessment and undertaken due diligence with respect to all of those             matters affecting its decision to purchase the Shares, including:
(A)    the nature, extent, quantity, quality or grade of the coal resources and reserves in                or under the Tenement Land;

3472-2455-7059v22                                         page 60

(B)    geological risks associated with the nature, extent, quantity, quality or grade of the            coal resources and reserves in or under the Tenement Land; and
(C)    risks associated with the grant of any mining tenements over the Tenement Land or            the renewal of the Tenements (including the risk of any application for the grant of            a mining tenement, or renewal of the Tenements, not being granted, or being                granted on terms and conditions which are not acceptable to the Buyer);
(v) it is capable of evaluating the merits and risks associated with the transactions             contemplated by the Transaction Documents, including knowledge and experience in             financial and business matters and resources exploration, mining, processing and             marketing to operate the Mine; and
(vi) it is aware of the actual and potential risks that are generally known within the coal             mining industry and the Australian mining and resources industry generally.
(b)    To the extent permitted by Law, the Buyer releases each Indemnified Party from, and            agrees not to make, and waives any right it might have to make, any Claim against any            Indemnified Party in relation to anything contrary to this clause 8.3, and will procure that            each member of the Buyer Group and their respective Representatives so release and            agree not to make and waive all such Claims, provided that nothing in this clause 8.3 has            the effect of releasing the Seller from any Liability for breach of a Seller Warranty or any            other provision of this Agreement or any document entered into under or in connection with        this Agreement.
(c)    The Seller holds on trust for each other Indemnified Party the benefit of the release and            waiver contained in clause 8.3(b) to the extent that clause 8.3(b) applies to those other            Indemnified Parties and is entitled to enforce this clause 8.3(b) on behalf of the other            Indemnified Parties.

8.4	Statutory actions
(a)    To the maximum extent permitted by Law, the Buyer agrees not to make, and waives any            right it might have to make, any Claim against the Seller Group or any of their                Representatives, whether in respect of the Warranties or otherwise, under:
(i) Part 7.10 of the Corporations Act;
(ii) the Australian Securities and Investments Commission Act 2001 (Cth) in connection             with a breach of section 12DA of that Act;
(iii) the Australian Consumer Law; or
(iv) any corresponding or similar provision of any Australian State or Territory legislation, or         any similar provision of any legislation in any relevant jurisdiction or any other             applicable Laws,

3472-2455-7059v22                                         page 61

(collectively, Statutory Claims).
(b)    The Buyer indemnifies and agrees to hold harmless the Seller and each Indemnified            Person from and against all Liability arising directly or indirectly from or in connection with a        Statutory Claim made against the Seller by any Buyer Group Company.
(c)    The Seller holds the benefit of clause 8.4(b) on trust for each other Indemnified Party to            the extent clause 8.4(b) applies to those Indemnified Parties and is entitle to enforce            clause 8.4(b) on behalf of the other Indemnified Parties.

8.5	Notice of Claims
If, after the date of this Agreement (and whether before or after Completion), the Buyer            becomes aware of any fact, matter or circumstance that may give rise to a Claim (including        a breach or potential breach of a Seller Warranty):
(a)    the Buyer must give written notice of the Claim, breach or potential breach, to the Seller as        soon as is reasonably practicable; and
(b)    the notice must contain the material details of the Claim, breach or potential breach, to the        extent then known to the Buyer including:
(i) the material facts, matters or circumstances that may give rise to the Claim, breach or             potential breach to the extent then known to the Buyer; and
(ii) if it is alleged that the facts, matters or circumstances referred to in clause 8.5(b)             constitute a breach of this Agreement (including a breach of a Warranty), the basis for             that allegation.
(iii) based on such details as are available to the Buyer (making all reasonable enquiries),         an estimate of the amount of the Liabilities, if any, arising out of, in connection with, the         Claim or the facts, matters or circumstances that may give rise to the Claim; and
(c)    the Buyer must give the Seller a reasonable opportunity to remedy the breach or potential            breach.

8.6	Dealing with Third Party Claims after Completion
(a)    If the Buyer becomes aware after Completion of any fact, circumstance or matter which            could reasonably be expected (whether alone or with any other possible fact, circumstance        or matter) to result in a Third Party making or bringing any claim, demand, legal proceeding        or cause of action against the Buyer or another Buyer Group Company that could                reasonably be expected to lead to Liability on the part of the Seller under a Claim (Third            Party Claim):
(i) (notice) the Buyer must promptly provide written notice to the Seller setting out material         details of the Third Party Claim to the extent then known to the Buyer, including material         details of the fact, circumstance or matter which could reasonably be expected to result         in the Third Party Claim, and, where known, the Buyer’s

3472-2455-7059v22                                         page 62

estimate of the Loss suffered, and any further related material information of which the             Buyer is aware;
(ii) (mitigation) the Buyer must take, and ensure each Buyer Group Company takes,             reasonable steps to mitigate any Loss which could reasonably be expected to give rise         to a Claim against the Seller;
(iii) (no admission) the Buyer must not make, and must ensure each Buyer Group             Company does not make, any admission of liability, agreement or compromise to or             with any person in relation to the fact, circumstance or matter which may result in the             Claim without first consulting with, and obtaining the written approval of, the Seller             (which approval must not be unreasonably withheld or delayed);
(iv) (Seller to control conduct) the Seller may, by written notice to the Buyer provided             within 20 Business Days of it receiving the notice under clause 8.6(a)(i), assume the             defence of any Third Party Claim, and in such a case the Buyer must, and must ensure         that each Buyer Group Company:
(A)    at the Seller’s expense, take all action with due diligence that the Seller directs to                avoid, remedy or mitigate the Third Party Claim, including legal proceedings and                disputing, defending, appealing and compromising or settling the Third Party Claim            and any adjudication of it; and
(B)    give the Seller and its professional advisers reasonable access to:
(1) the personnel and premises of the Buyer Group; and
(2) relevant chattels, accounts, documents and records within the possession,                 custody or power of the Buyer Group,
    to enable the Seller and its professional advisers to examine the personnel,                premises, chattels, accounts, documents and records and to take copies or                photographs of them at the Seller’s expense;
(v) (Buyer to control conduct) if the Seller does not provide written notice to the Buyer in         accordance with clause 8.6(a)(iv) the Buyer must, and must ensure that each Buyer             Group Company:
(A)    keep the Seller informed in relation to the conduct of the Third Party Claim;
(B)    provide the Seller and its professional advisers with reasonable access to any                documentation relating to the Third Party Claim at the Seller’s expense; and
(C)    act reasonably in all the circumstances, including having regard to the likelihood of            success of the Third Party Claim.

3472-2455-7059v22                                         page 63

(b)    Subject to clause 8.6(c)(vi), the Seller will indemnify the Buyer Group Companies against        any costs or Losses reasonably incurred by the Buyer Group Companies as a result of the        Seller assuming the defence of any Third Party Claim under clause 8.6(a)(iv). The Buyer            holds the benefit of this indemnity on trust for each Buyer Group Company.
(c)    If the Seller assumes the defence of any Third Party Claim under clause 8.6(a)(iv), the            Seller must, and must procure that Seller Group Companies must:
(i) act in good faith;
(ii) consult with the Buyer in relation to the conduct of the Third Party Claim;
(iii) take into account any reasonable request by the Buyer in relation to the conduct of the         Third Party Claim and consult with the Buyer in relation to any such request;
(iv) provide the Buyer with reasonable access to any documentation relating to the Third             Party Claim;
(v) act reasonably in all the circumstances, including having regard to the likelihood of             success and the effect of the proceedings or actions on the goodwill or reputation of a             Group Company or another Buyer Group Company; and
(vi) where the fact, circumstance or matter which could result in the Third Party Claim             could reasonably be expected to lead to liability on the part of the Buyer Group or             damage the reputation of the Buyer Group, not make any admission of liability,             agreement or compromise to or with any person in relation to the Third Party Claim             without first consulting with, and obtaining the written approval of, the Buyer, provided         that, if the Buyer does not provide such approval, the Buyer must assume the conduct         of the defence of the Third Party Claim and must reimburse any resultant liability that             the Seller may incur in respect of that Third Party Claim to the extent such liability             exceeds the liability that the Seller would have incurred had the Buyer provided its             approval of the relevant admission, agreement or compromise proposed by the Seller.

8.7	Exclusion of Consequential Loss
(a)    Despite anything else in this Agreement, the Seller Group is not liable for, and the Buyer            releases the Seller Group in respect of, and the Buyer Group is not liable for, and the Seller        releases the Buyer Group in respect of, any Claim for any Consequential Loss.
(b)    Nothing in clause 8.7(a) will limit a Seller’s liability to the Buyer in respect of, or prevent the        Buyer from recovering from the Seller, in a Claim against the Seller for breach of a Seller            Warranty, any diminution in value of the Shares as a result of the relevant facts, matters or        circumstances that made the Seller Warranty untrue or inaccurate.

3472-2455-7059v22                                         page 64

8.8	Tax benefit
In calculating the Liabilities of the Seller in respect of a Claim, any reduction in Tax payable by the Buyer as a result of the Liabilities arising from that Claim must be taken into account.

8.9	Restructure or disposal of assets
The Seller is not liable to the Buyer (or any person deriving title from the Buyer) in respect of any Claim:
(a)    if the Group Company in respect of which the Claim relates has ceased to be a wholly            owned subsidiary of the Buyer; or
(b)    if all or a majority of the assets of the Group Company in respect of which the Claim            relates, has or have ceased to be owned and controlled by the Buyer.

8.10	Remedies
Subject to clause 14.2, to the maximum extent permitted by Law, the sole remedy of the Buyer     for any Claim is to damages in accordance with, and subject to the limitations set out in, this clause 8, and otherwise as expressly set out in this Agreement. However, nothing in this clause prevents the Buyer from seeking interlocutory or injunctive relief in respect of any Claim.

8.11	Reduction of Purchase Price
Any monetary compensation received by the Buyer Group as a result of any Claim will be in reduction and refund of the Purchase Price.

8.12	Duty to mitigate
A Party having a Claim against another Party (including under an indemnity contained in this Agreement) must take all reasonable steps to mitigate any Liabilities arising from such Claim.

8.13	Independent limitations
Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

9	Working Capital Adjustment Amount

9.1	Completion Accounts
(a)    Promptly after Completion and, in any event, within one month after the Completion Date,            the Seller must prepare the Completion Accounts.
(b)    The Completion Accounts must be prepared in accordance with the principles and policies        (including, to the extent applicable, Accounting Standards) applied in the preparation of the        Pro Forma Statement of Financial Position and applied on a consistent basis.
(c)    The Completion Accounts must be prepared so that they contain each of the line items set        out in the Pro Forma Statement of Financial Position and no other line items.

3472-2455-7059v22                                         page 65

9.2	Notice of Working Capital Adjustment Amount
(a)    Within two Business Days after the Completion Accounts are prepared, the Seller must            notify the Buyer of the Working Capital Adjustment Amount, including reasonable details of        the Seller’s calculation of the Working Capital Adjustment Amount.
(b)    A notice given under clause 9.2(a) must be accompanied by:
(i) the Completion Accounts; and
(ii) all supporting information (including relevant detailed working papers used to prepare             the Completion Accounts) reasonably necessary to enable the Buyer to verify the             Seller’s calculation of the Working Capital Adjustment Amount.

9.3	Acceptance of Working Capital Adjustment Amount
(a)    If the Buyer disputes the Working Capital Adjustment Amount notified under clause 9.2(a),        then the Buyer may, within 20 Business Days after receipt of the notice under clause             9.2(a), give written notice of such dispute (Dispute Notice) to the Seller setting out all            material details of the dispute, including:
(i) the items in the Completion Accounts and/or the aspects of the calculation of the             Working Capital Adjustment Amount in dispute;
(ii) as far as possible, the amount in dispute; and
(iii) as far as possible, the adjustments or amendments to the Completion Accounts and/or         the Working Capital Adjustment Amount which it is seeking.
(b)    If the Buyer gives the Seller a Dispute Notice, as soon as reasonably practicable after the            Dispute Notice is given, the Parties must:
(i) seek to resolve the dispute and agree the Working Capital Adjustment Amount; and
(ii) failing agreement referred to in clause 9.3(b)(i) within five Business Days after the             Dispute Notice is given, seek to agree the identity of an independent accountant to             determine the dispute in accordance with this clause 9.3 (Accounting Expert).
(c)    If the Parties cannot agree the identity of the Accounting Expert within 10 Business Days            after the Dispute Notice is given, then the Accounting Expert will be an independent            accountant nominated by the President of the Institute of Arbitrators and Mediators            Australia, who:
(i) is a partner of an international accounting firm;
(ii) not been engaged by a Buyer Group Company, a Seller Group Company or a Group             Company in the previous five years; and
(iii) has no interest or duty which could conflict with its function in determining the dispute             under this clause 9.3.
(d)    The Parties must:

3472-2455-7059v22                                         page 66

(i) jointly engage the Accounting Expert agreed or nominated under clause 9.3(c); and
(ii) comply with, and do all things necessary to satisfy and to give effect to, the reasonable         requirements of the Accounting Expert (including providing relevant indemnities and             paying any charges or fees) that must be satisfied or complied with as a condition of             that person agreeing to be engaged as the Accounting Expert.
(e)    Within:
(i) two Business Days after the appointment of the Accounting Expert, the Parties must             provide to the Accounting Expert a copy of:
(A)    the notice given under clause 9.2(a) and the accompanying Completion Accounts            and supporting information; and
(B)    the Dispute Notice; and
(C)    this Agreement; and
(ii) 10 Business Days after the appointment of the Accounting Expert, each Party may             provide to the Accounting Expert (and, at the same time, to the other Party), written             submissions in relation to the dispute.
(f)    Each Party must promptly (and in any event within two Business Days of the request)            provide to the Accounting Expert any information, assistance and co-operation reasonably        requested in writing by the Accounting Expert in connection with his or her determination.
(g)    The Parties must ensure that the Accounting Expert is instructed to:
(i) to the extent an item in the Completion Accounts is in dispute, determine whether the             Completion Accounts have been prepared in accordance with clause 9.1 and, if not,             determine the amendments to the Completion Accounts so that they comply with               clause 9.1;
(ii) determine the Working Capital Adjustment Amount; and
(iii) provide his or her written determination to the Parties by no later than 15 Business             Days after expiry of the period referred to in clause 9.3(e)(ii) (or such other period as             the Buyer and the Seller agree in writing).
(h)    The determination of the Accounting Expert will, in the absence of manifest error, be            conclusive and binding on the Parties.
(i)    The Accounting Expert acts as an expert and not as an arbitrator.
(j)    Unless the Accounting Expert determines otherwise, the Parties must each pay one half of        the Accounting Expert’s costs and expenses for determining the dispute.
(k)    If the Buyer does not give a Dispute Notice within 20 Business Days after receipt of the            notice under clause 9.2(a), then the Buyer will be deemed

3472-2455-7059v22                                         page 67

to have accepted the Completion Accounts and amount of the Working Capital Adjustment            Amount notified under clause 9.2(a).

9.4	Payment of Working Capital Adjustment Amount
(a)    Within seven Business Days after the date on which the Working Capital Adjustment            Amount is:
(i) accepted by the Buyer;
(ii) agreed between the Buyer and the Seller; or
(iii) determined by the Accounting Expert,
as applicable, the Working Capital Adjustment Amount must be paid (in A$):
(iv) by the Buyer to the Seller, if the Working Capital Adjustment Amount is positive; or
(v) by the Seller to the Buyer, if the Working Capital Adjustment Amount is negative.
(b)    The payment of the Working Capital Adjustment Amount:
(i) if a negative amount, will be in reduction and refund of the Purchase Price; and
(ii) if a positive amount, will be an increase to the Purchase Price.

10	Taxation

10.1	Control of taxation returns
(a)    The Seller must at its own cost and expense have the sole conduct and control of:
(i) the preparation and filing of all Income Tax returns of each Group Company for Income         Years ending before Completion (Pre‑Completion Returns);
(ii) the preparation and filing of all Income Tax returns of each Group Company for Income         Years commencing before but ending on or after Completion (Straddle Returns), to             the extent such Straddle Returns relate to income, profits or gains derived, or                 transactions occurring, before Completion;
(iii) the preparation and filing of all other Tax returns of each Group Company to the extent         they relate to any act, matter or transaction occurring before Completion (Other             Relevant Returns).
(b)    The Buyer must procure that the Buyer Group furnishes all information, executes all            documents, gives or makes all notices, consents, claims, elections, selections and            declarations, makes available (and permits the Seller to take copies of) all books and            records of the Buyer Group, gives access to all relevant employees and officers of the            Buyer Group, and otherwise provides all such assistance as the Seller may

3472-2455-7059v22                                         page 68

reasonably require in relation to the preparation and filing of Pre‑Completion Returns,            Straddle Returns and Other Relevant Returns.
(c)    The Buyer must procure that the Buyer Group does not, without the prior written consent of        the Seller (such consent not to be unreasonably withheld or delayed):
(i) file any Pre‑Completion Return, Straddle Return or Other Relevant Return with any             Taxation Authority;
(ii) amend, or request or permit the amendment of, or make or lodge any objection or             appeal in relation to, any Pre‑Completion Return, Straddle Return or Other Relevant             Return;
(iii) apply to any Taxation Authority for any binding or non‑binding opinion, ruling or other             determination in relation to any act, matter or transaction covered by a Pre‑Completion         Return, Straddle Return or Other Relevant Return, or to any act, matter or transaction         occurring before Completion; or
(iv) furnish to any Taxation Authority any information (in writing or otherwise) in relation to             any Pre-Completion Return, Straddle Return or Other Relevant Return, or to any act,             matter or transaction occurring before Completion.
(d)    If any Taxation Authority undertakes an Audit of the Buyer Group, or issues an Assessment        to the Buyer Group, which relates to any Pre-Completion Return, Straddle Return or Other        Relevant Return, or to any act, matter or transaction occurring before Completion                (Warranty Items):
(i) the Buyer must promptly give the Seller written notice of the Audit or Assessment             (together with copies of all documents received from the Taxation Authority) and provide         full written details of the Audit or Assessment to the extent it relates to Warranty Items;
(ii) the Seller at its own cost and expense will have the sole conduct and control of all             action taken by the Buyer Group in respect of the Audit or Assessment to the extent it             relates solely to Warranty Items, provided that the Seller must:
(A)    act in consultation with the Buyer and keep the Buyer fully informed in relation to its            conduct;
(B)    provide the Buyer and its professional advisers with reasonable access to any                correspondence entered into relating to the Audit or Assessment; and
(C)    act reasonably in all the circumstances;
(iii) the Buyer must procure that the Buyer Group furnishes all reasonable assistance that         the Seller may reasonably require in relation to action taken in respect of the Audit or             Assessment to the extent it relates solely to Warranty Items; and

3472-2455-7059v22                                         page 69

(iv) the Buyer must procure that the Seller is authorised to take such action on behalf of             and in the name of each Group Company as the Seller may reasonably require in             respect of the Audit or Assessment to the extent it relates solely to Warranty Items,             including without limitation responding (in writing or otherwise) to any audit enquiry             from any Taxation Authority, attending and conducting interviews, meetings,                 discussions and negotiations with any Taxation Authority, negotiating and concluding             compromises, agreements and settlements with any Taxation Authority, lodging             requests for rulings, opinions or determinations with any Taxation Authority, and lodging         or instituting objections, applications, appeals and other litigation with any Taxation             Authority, tribunal or court.
(e)    The Buyer must procure that each Group Company uses to the full extent possible any            deduction, rebate, credit, allowance, rollover, refund or other relief of any kind in respect of        Tax which is reasonably available to reduce, limit, defer or otherwise mitigate a Liability to            Tax which otherwise would or may give rise to a Claim under this Agreement.
(f)    In clause 10.1(e), in relation to Income Tax, relief includes, without limitation, relief            available from use of current or prior year losses, or loss transfers from Related Bodies            Corporate.
(g)    The Seller must indemnify the Buyer Group against its reasonable out‑of‑pocket expenses        incurred in providing assistance to the Seller under this clause 10.1. The Buyer must hold        on trust the benefit of this indemnity relating to the other Buyer Group Companies and is            entitled to enforce the indemnity on their behalf.
(h)    Nothing in this clause 10.1 will be taken to limit the Buyer’s obligations under other            provisions of this Agreement.

10.2	Tax relief
(a)    The Buyer must pay to the Seller an amount equal to any credit, refund, rebate,                reimbursement or other form of relief allowed by or received from a Taxation Authority in            respect of:
(i) any Tax paid by a Group Company before the Pro Forma Statement of Financial             Position Date, or provided for in the Pro Forma Statement of Financial Position, except         to the extent that the credit, refund, rebate, reimbursement or other form of relief is             already provided for; or
(ii) any Tax paid by a Group Company after the Pro Forma Statement of Financial Position         Date to the extent the Buyer has received an amount under a Tax Claim for such Tax.
(b)    Any amount paid by the Buyer to the Seller under this clause 10.2 will be in addition to,            and an increase in, the Purchase Price.

3472-2455-7059v22                                         page 70

11	NGERS reporting

11.1	Registration
The Buyer must take all necessary steps to ensure that it, and its controlling corporation, are registered in accordance with the rules, requirements and procedures under the NGER Act for the purposes of submitting NGERS Reports for the 2016/2017 reporting year and subsequent reporting years.

11.2	NGERS Reports
(a)    The Buyer must prepare and submit for the 2016/2017 reporting year and each subsequent        reporting year all NGERS Reports required to be submitted in respect of the Mine.
(b)    For the avoidance of doubt, the Seller will remain responsible for the preparation and            auditing of all NGERS Reports required to be submitted for the 2015/2016 reporting year            for which the Buyer must, following Completion, provide the Seller with reasonable access        to the data and information upon which each NGERS Report is based.
(c)    To the extent reasonably practicable, the Seller will submit all NGERS Reports for the            2015/2016 reporting year prior to Completion. If an NGERS Report is unable to be            submitted by the Seller prior to Completion, the Buyer will submit that NGERS Report,            provided it receives all necessary data and information to compile the NGERS Report from        the Seller no later than 20 Business Days prior to the final date for submission of that            report.

12	Specified PEAC Employees

12.1	Buyer must offer employment
Promptly after the date of this Agreement, the Buyer must make an offer of employment to each Specified PEAC Employee.

12.2	Terms and conditions of offer of employment
An offer of employment to be made to a Specified PEAC Employee under clause 12.1 must be for employment conditional on:
(a)    the Specified PEAC Employee resigning from his or her employment with PEAC; and
(b)    Completion,
and with effect from the Completion Date on terms and conditions substantially similar to, and, considered on an overall basis, no less favourable than the Specified PEAC Employee's terms and conditions of employment under which he or she is employed by PEAC immediately prior to the Completion Date, and providing for the continuity of service for all purposes, including that:
(c)    service with the Buyer will be treated as continuous with any period of service (including            any period of service deemed by law or contract) which the Specified PEAC Employee has        had with PEAC (or any

3472-2455-7059v22                                         page 71

predecessor of PEAC of which PEAC has recognised) before the Completion Date; and
(d)    the Buyer will from the Completion Date assume liability for the Specified PEAC                Employee's accrued entitlement to annual leave (including any applicable loadings), long            service leave and personal leave (comprising sick leave, carer's leave and compassionate        leave) and any other leave entitlements.

12.3	Release of Transferring Employees
The Seller must procure that PEAC releases each Transferring Employee from his or her employment effective on Completion.

12.4	Continuity of service
(a)    The Buyer agrees and recognises that the period of service (including any period of service        deemed by law or contract) which the Transferring Employee has had with PEAC (or any            predecessor of PEAC or which PEAC has recognised) before the commencement of            employment with the Buyer is to be deemed service with the Buyer for all employment            purposes and the continuity of the period of service of the Transferring Employee will not            be broken merely because the Transferring Employee ceases to be an employee of PEAC        and becomes an employee of the Buyer.
(b)    Clause 12.4(a) will not apply to any entitlement of a Transferring Employee which has            been discharged by a payment to the Transferring Employee from PEAC.

12.5	Consultation
The Buyer agrees to:
(a)    cooperate and assist PEAC to consult with the Specified PEAC Employees and applicable        unions about the transaction contemplated by this Agreement; and
(b)    attend consultation sessions with the Specified PEAC Employees and any applicable            unions to any answer questions those employees and unions may have about the Buyer,            the terms and conditions of the offers of employment to be made by the Buyer and the            process by which those offers will be made.

12.6	Indemnity by Buyer against Claims
Subject to the Seller performing its obligations under clause 12.3 in respect of a Transferring Employee, the Buyer must indemnify and hold harmless the Seller Group against all Claims for salary and wages (including any allowances or benefits), annual leave (including applicable loadings), long service leave, personal leave and other leave entitlements (including redundancy or notice of termination entitlements) which the Transferring Employee is entitled to be paid after Completion under any contract of employment, award, enterprise agreement or statutory entitlement.

3472-2455-7059v22                                         page 72

12.7	Non-Transferring Employees
(a)    Subject to clause 12.7(b), the Parties agree that PEAC will remain solely responsible for            all entitlements (including redundancy entitlements) of all Non-Transferring Employees and        that the Buyer and the Group Companies will have no liability to the Seller Group                Companies for any such entitlements.
(b)    If, within 12 months after Completion, the services of a Non Transferring Employee are:
(i) made available directly or indirectly to the Buyer or a Group Company, or to any other             Related Body Corporate of the Buyer (through any relationship of employment,             contractor or other arrangement); and
(ii) utilised in connection with the Business,
the Buyer must indemnify PEAC against, and reimburse PEAC for, all Liabilities of PEAC            arising out of the termination of that Non-Transferring Employee’s employment with PEAC,        including severance or redundancy payments and payments in lieu of notice, annual leave        and long service leave entitlements.

12.8	Benefit of clause
(a)    The Seller, PEAC and each other Seller Group Company is entitled to the benefit of this            clause 12 and the Seller holds such benefit of this clause 12 for its own benefit and on            trust for PEAC and each other Seller Group Company.
(b)    The Seller is entitled to enforce this clause 12 on behalf of PEAC and each other Seller            Group Company.

13	Confidentiality

13.1	Confidentiality
(a)    Subject to clause 13.3, the Seller must keep confidential, and must procure that each other        Seller Group Company keeps confidential and must not disclose to any person:
(i) the existence of, or terms of, this Agreement or of any other documents entered into             under or in connection with this Agreement or the Assets;
(ii) on and from Completion, all information contained in the Disclosure Material or             otherwise within the possession or control of a Seller Group Company which relates to         the Company or its business affairs including the Mine and the Assets; and
(iii) all information provided by the Buyer pursuant to or in connection with this Agreement         (including all information obtained by the Seller Group by reason of clause 17).

3472-2455-7059v22                                         page 73

(b)    Subject to clause 13.3, the Buyer and the Buyer’s Guarantor must keep confidential, and            must procure that each Buyer Group Company keeps confidential and must not disclose to        any person the existence of, or the terms of, this Agreement or of any other documents            entered into under or in connection with this Agreement or the Mine and the Assets.
(c)    To the extent that any information is disclosed in accordance with this clause 13 to a            counterparty to any contract with a Group Company, the party disclosing the information            must comply with clause 5.5.

13.2	Buyer’s investigation
(a)    Subject to clause 13.2(b), any information in connection with the Group Companies, the            Seller Group, the Mine or the Assets obtained by the Buyer, the Buyer’s Guarantor or any            other Buyer Group Company or their respective Representatives or contained in the            Disclosure Material (including 'Confidential Information' as defined in the Confidentiality            Agreement) must be kept confidential in accordance with the terms of the Confidentiality            Agreement
(b)    On and from Completion, the Parties rights and obligations under the Confidentiality            Agreement in respect of ‘Confidential Information’ relating to the Mine or the Assets will            terminate.

13.3	Exceptions
(a)    The confidentiality obligations in clauses 13.1 and 13.2 do not apply to information which:
(i) is in or becomes part of the public domain other than through breach of this Agreement         or any document entered into under or in connection with this Agreement, the                 Confidentiality Agreement or an obligation of confidence owed to any person or entity;
(ii) the recipient of the information can prove was already known to it at the time of             disclosure by the party providing the information or its Representatives (unless such             knowledge arose from disclosure of information in breach of an obligation of                 confidentiality); or
(iii) the information was acquired from a source other than the party providing the             information or any Related Body Corporate or Representative of that party where such         source was entitled to disclose it.
(b)    Information the subject of the obligations in clauses 13.1 and 13.2 may be disclosed:
(i) to any Related Body Corporate of the party or any shareholder in the Party or in its             Related Bodies Corporate that has a need to use that information for purposes in             connection with this Agreement or any other documents entered into in connection with         this Agreement;
(ii) to any Representative of the Party or of its Related Bodies Corporate who has a need             to use that information for purposes in

3472-2455-7059v22                                         page 74

connection with this Agreement or any other documents entered into in connection with         this Agreement;
(iii) to the extent that it is required to be disclosed pursuant to any applicable Law, or to             any regulatory body or Governmental Agency, or pursuant to the rules of any stock             exchange (except to the extent it can be excluded or limited by contract or by a             confidentiality obligation);
(iv) to the extent necessary to obtain any consent, approval or agreement contemplated by         this Agreement or any other documents entered into in connection with this                 Agreement; or
(v) to any financier of a Seller Group Company or a Buyer Group Company and their             respective advisors;
(vi) to a bona fide potential purchaser of:
(A)    a Party or of a Related Body Corporate of a Party that directly or indirectly holds                shares in that Party; or
(B)    all or any assets of the Group Companies.
(c)    A Party must use all reasonable endeavours to procure that any person to whom it            discloses information in accordance with clause 13.3(b) keeps such information                confidential and does not disclose that information in breach of the requirements set out in        this clause 13.

13.4	Public announcements
(a)    Subject to clause 13.4(b), a Party may not make any public announcement in relation to            this Agreement or any matter arising under this Agreement unless:
(i) the wording of the announcement is agreed in writing between the Buyer and the Seller;         or
(ii) the announcement is permitted under clause 13.4(b).
(b)    A Party is entitled to make a public announcement in relation to this Agreement or any            matter arising under it to the extent necessary for it to comply with any applicable law            (including, in the case of the Seller, disclosure to the US Securities and Exchange            Commission) or the listing rules of any stock exchange on which its shares (or that of any            of its Related Bodies Corporate) are listed. The Party proposing to make any such            announcement must endeavour to give the other Party as much notice as is possible            having regard to any external timing requirements for the announcement (and in any event        will endeavour to give at least 24 hours notice) of its intention to make the announcement,        and must take into account the reasonable requests of the other Party in relation to the            wording of the announcement.

3472-2455-7059v22                                         page 75

14	Remedies

14.1	Remedies of the Seller
(a)    If the Buyer fails to comply with any term of this Agreement, the Seller may sue the Buyer            for breach.
(b)    Without limiting clause 14.1(a), if the Buyer fails to comply:
(i) in a material respect with clause 2.2, 4.3 or 6.1) and does not remedy the breach:
(A)    in the case of a breach of clause 2.2 or 4.3 - within five Business Days of receiving            notice of the breach; or
(B)    in the case of a breach of clause 6.1 - on or before the date which is five Business            Days after the date upon which the Condition has been satisfied (or waived in                accordance with clause 2.3); or
(ii) with its obligations under clause 6.4 on the day and at the place and time for                 Completion determined under clause 6.2,
then the Seller may, without limitation to any other rights it may have, do any of the            following without further notice to the Buyer:
(iii) subject to clause 14.3, terminate this Agreement and:
(A)    call for payment of the Deposit under the Bank Guarantee as contemplated under            clause 4.3(c); and
(B)    claim and recover any Loss arising from the termination of this Agreement; or
(iv) bring proceedings (whether for specific performance, mandatory injunction or                 otherwise) to compel the Buyer to comply with its obligations under this Agreement.

14.2	Remedies of the Buyer
(a)    If the Seller fails to comply with any term of this Agreement, the Buyer may sue the Seller            for breach.
(b)    Without limiting clause 14.2(a), if the Seller fails to comply:
(i) with clause 2.2 and the Seller does not remedy the breach within five Business Days of         receiving notice of the breach; or
(ii) with its obligations under clause 6.3 (other than as a result of the Buyer breaching its             obligations under clause 6.1) on the day and at the place and time for Completion             determined under clause 6.2,
then the Buyer may do any of the following without further notice to the Seller:
(iii) bring proceedings (whether for specific performance, mandatory injunction or                 otherwise) to compel the Seller to comply with its obligations under this Agreement;or

3472-2455-7059v22                                         page 76

(iv) subject to clause 14.3, terminate this Agreement and:
(A)    recover the undrawn Bank Guarantee as contemplated under clause 4.3(d); and
(B)    claim and recover any any wasted transaction costs arising from the termination                (including the costs of any third party advisers engaged in connection with the                transaction which is the subject of this Agreement),
which will be the Buyer’s sole remedy, and will be in full and final settlement of any             Claims against the Seller, for the Seller’s breach of this Agreement.

14.3	Remedy period for Completion default
If:
(a)    the Buyer fails to comply with its obligations under clause 6.4; or
(b)    the Seller fails to comply with its obligations under clause 6.3, on the day and at the place and time for Completion determined under clause 6.2 (Original Completion Date), then the day for Completion will be postponed to the date which is five Business Days after the Original Completion Date.

15	Personal Liability
The Parties agree that:
(a)    no Representative of the Seller Group will bear any Liability to the Buyer or any Buyer            Group Company in respect of this Agreement or the transactions contemplated by this            Agreement, or any act, matter or thing which occurred before, at or after Completion, other        than for an act of fraud or wilful misconduct by that person;
(b)    the references to Seller Group in this clause 15 includes each Group Company; and
(c)    the persons referred to in clauses 15(a) and 15(b) are entitled to the benefit of this            clause 15 and the Seller holds such benefit on trust for those persons and the Seller is            entitled to enforce this clause 15 on behalf of those persons.

16	Prohibition on use of Peabody Name
The Buyer:
(a)    and, from Completion, each Group Company, has no right in or to, or (except for, in the            case of existing physical signage on infrastructure, vehicles and buildings, a period of three        months following Completion) to use, any Peabody Name, including any trading name,            business

3472-2455-7059v22                                         page 77

name, company name, logo, mark or domain name containing or consisting of any Peabody Name; and
(b)    must not use, and, from Completion (except, in the case of existing physical signage on            infrastructure, vehicles and buildings, from the date required by clause 16(a)), must ensure        that each Group Company does not use, any Peabody Name, including any trading name,        business name, company name, logo, mark or domain name containing or consisting of            any Peabody Name, on any document or in any other way.

17	Access to records by Seller
(a)    The Buyer must procure that all Business Records which relate to the period prior to            Completion are preserved until the later of:
(i) six years after the date of Completion; and
(ii) any date required by an applicable Law.
(b)    After Completion the Buyer must, on reasonable notice from the Seller, provide the Seller            and its professional advisers with reasonable access to the Business Records and allow            the Seller and its professional advisers to inspect and obtain copies or certified copies of            the Business Records at the Seller’s expense for the purpose of assisting the Seller Group        Companies to prepare Tax returns, accounts and other financial statements, discharge            statutory obligations or comply with Tax or other legal requirements.
(c)    The Buyer is not obliged to waive legal professional privilege. The Seller must comply with        any reasonable steps requested by the Buyer to preserve privilege.
(d)    The Buyer agrees that the Seller may retain copies of any Business Records that it            requires to enable it to comply with any applicable Law after the Completion Date.

18	Guarantee and indemnity by Buyer’s Guarantor
(a)    The Buyer’s Guarantor acknowledges that it has received valuable consideration for            entering into this Agreement.
(b)    The Buyer’s Guarantor unconditionally and irrevocably guarantees to the Seller the due            and punctual performance by the Relevant Buyer Company of its obligations under this            Agreement and the Transitional Services Agreement.
(c)    As a separate undertaking, the Buyer’s Guarantor indemnifies the Seller against all            Liabilities suffered or incurred by the Seller arising from, or in connection with, a breach by        the Relevant Buyer Company of this Agreement (including a breach of the warranties given        by the Relevant Buyer Company) and the Transitional Services Agreement to

3472-2455-7059v22                                         page 78

the extent that the Relevant Buyer Company would have been liable for the same under            this Agreement or the Transitional Services Agreement (as applicable).
(d)    The Buyer’s Guarantor’s liability under this clause 18 is absolute and is not affected by            anything which might operate to release or exonerate the Buyer’s Guarantor in whole or in        part including:
(i) the grant to the Relevant Buyer Company of any time, waiver or other indulgence or             concession;
(ii) any transaction or arrangement that may take place between the Seller, the Relevant             Buyer Company, the Buyer’s Guarantor or any other person;
(iii) the Seller exercising or not exercising any other security or any of the rights conferred         on it by Law or under this Agreement, the Transitional Services Agreement or any other         agreement or failing to take security;
(iv) any discharge or release of any obligation of the Relevant Buyer Company, any other             guarantor or any other person;
(v) any Insolvency, legal limitation, incapacity, disability, reorganisation, change in             condition, nature or status or other circumstance related to the Relevant Buyer             Company;
(vi) the Relevant Buyer Company’s obligations, or any part of them, becoming wholly or             partially illegal, void, voidable or unenforceable;
(vii) failure by the Seller to give notice to the Buyer’s Guarantor of any default by the             Relevant Buyer Company under this Agreement or the Transitional Services                 Agreement (as applicable);
(viii) any laches, acquiescence, delay, acts or omissions on the part of the Seller;
(ix) any variation or novation of a right of the Seller; and
(x) any alteration of this Agreement, the Transitional Services Agreement or any document         entered into in the performance of this Agreement or the Transitional Services                 Agreement, with or without the consent of the Buyer’s Guarantor.
(e)    The guarantee and indemnity under this clause 18 is a continuing guarantee and                indemnity and does not merge on Completion.
(f)    In addition to the Buyer’s Guarantor’s obligations as guarantor under this clause 18, the            Buyer’s Guarantor agrees that any obligations which may not be enforceable against it as            guarantor will be enforceable against it as if it were the principal obligor in respect of the            obligation.
(g)    The guarantee and indemnity under this clause 18 may be enforced against the Buyer’s            Guarantor without the Seller being required to

3472-2455-7059v22                                         page 79

exhaust any remedy it may have against the Relevant Buyer Company under this                Agreement or the Transitional Services Agreement (as applicable).
(h)    If a Claim that a payment or transfer to the Seller in connection with this Agreement or the            Transitional Services Agreement is void or voidable under Laws relating to insolvency or            protection of creditors is upheld, conceded or compromised, then the Seller is entitled            immediately as against the Buyer’s Guarantor to the rights to which it would have been            entitled under this clause 18 if all or part of the payment or transfer had not occurred.

19	Guarantee and indemnity by Seller’s Guarantor
(a)    The Seller’s Guarantor acknowledges that it has received valuable consideration for            entering into this Agreement.
(b)    The Seller’s Guarantor unconditionally and irrevocably guarantees to the Buyer the due            and punctual performance by the Relevant Seller Company of its obligations under this            Agreement and the Transitional Services Agreement.
(c)    As a separate undertaking, the Seller’s Guarantor indemnifies the Buyer against all            Liabilities suffered or incurred by the Buyer arising from, or in connection with, a breach by        the Relevant Seller Company of this Agreement (including a breach of the warranties given        by the Relevant Seller Company) and the Transitional Services Agreement to the extent            that the Relevant Seller Company would have been liable for the same under this                Agreement or the Transitional Services Agreement (as applicable).
(d)    Subject to clause 19(i), the Seller’s Guarantor’s liability under this clause 19 is absolute            and is not affected by anything which might operate to release or exonerate the Seller’s            Guarantor in whole or in part including:
(i) the grant to the Relevant Seller Company of any time, waiver or other indulgence or             concession;
(ii) any transaction or arrangement that may take place between the Buyer, the Relevant             Seller Company, the Buyer’s Guarantor or any other person;
(iii) the Buyer exercising or not exercising any other security or any of the rights conferred         on it by Law or under this Agreement, the Transitional Services Agreement or any other         agreement or failing to take security;
(iv) any discharge or release of any obligation of the Relevant Seller Company, any other             guarantor or any other person;

20	GST
(a)    The terms GST, GST law and other capitalised terms used but not otherwise defined in            this Agreement have the meanings given to them by the A New Tax System (Goods and            Services Tax) Act 1999 (Cth)

3472-2455-7059v22                                         page 80

(as amended from time to time) or any replacement or other relevant legislation and            regulations, except that GST law also includes any other legislation enacted to validate,            recapture or recoup tax collected as GST.
(b)    Unless otherwise stated, all amounts payable by the recipient of a Supply (Recipient) to            the party making the Supply (Supplier), howsoever described in this Agreement do not            include GST.
(c)    If a Supply under this Agreement is subject to GST (other than by reverse charge), the            Recipient must pay to the Supplier an additional amount equal to the amount payable in            relation to that Supply multiplied by the prevailing GST rate.
(d)    The additional amount under clause 20(c) is payable at the same time as the amount            payable in relation to the Supply is payable or to be provided.
(e)    Notwithstanding clause 20(d), any additional amount payable in accordance with clause            20(c) need not be paid until the Supplier provides a Tax Invoice to the Recipient.
(f)    If the amount of GST paid is more than is required under the GST law the Supplier will            refund the excess amount to the Recipient. If the amount of GST paid is less than is            required under the GST law, the Recipient will pay the Supplier the difference. For the            purposes of calculating further variations under this clause 20, any additional amount            referred to in clause 20(c) is taken to be amended by the amount of any earlier variation            made under this clause 20.
(g)    If a party to this Agreement is entitled to be reimbursed or indemnified for a cost incurred            by a party in accordance with this Agreement, the amount of the reimbursement or            indemnity will not exceed the GST exclusive cost of the amount.
(h)    If a party to this Agreement is a member of a GST group, references to GST which the            party must pay, and to Input Tax Credits to which the party is entitled, include GST which            the representative member of the GST group must pay and Input Tax Credits to which the            representative member is entitled.

3472-2455-7059v22                                         page 81

(v) any Insolvency, legal limitation, incapacity, disability, reorganisation, change in             condition, nature or status or other circumstance related to the Relevant Seller             Company;
(vi) the Relevant Seller Company’s obligations, or any part of them, becoming wholly or             partially illegal, void, voidable or unenforceable;
(vii) failure by the Buyer to give notice to the Seller’s Guarantor of any default by the             Relevant Seller Company under this Agreement or the Transitional Services                 Agreement (as applicable);
(viii) any laches, acquiescence, delay, acts or omissions on the part of the Buyer;
(ix) any variation or novation of a right of the Buyer; and
(x) any alteration of this Agreement, the Transitional Services Agreement or any document         entered into in the performance of this Agreement or the Transitional Services                 Agreement, with or without the consent of the Seller’s Guarantor.
(e)    The guarantee and indemnity under this clause 19 is a continuing guarantee and                indemnity and does not merge on Completion.
(f)    In addition to the Seller’s Guarantor’s obligations as guarantor under this clause 19, the            Seller’s Guarantor agrees that any obligations which may not be enforceable against it as            guarantor will be enforceable against it as if it were the principal obligor in respect of the            obligation.
(g)    The guarantee and indemnity under this clause 19 may be enforced against the Seller’s            Guarantor without the Buyer being required to exhaust any remedy it may have against the        Relevant Seller Company under this Agreement or the Transitional Services Agreement (as        applicable).
(h)    If a Claim that a payment or transfer to the Buyer in connection with this Agreement or the        Transitional Services Agreement is void or voidable under Laws relating to insolvency or            protection of creditors is upheld, conceded or compromised, then the Buyer is entitled            immediately as against the Seller’s Guarantor to the rights to which it would have been            entitled under this clause 19 if all or part of the payment or transfer had not occurred.
(i)    If a Claim by the Buyer against the Seller is waived or withdrawn and barred and                unenforceable under clause 8.2(c), then the Seller’s Guarantor will have no liability under            this clause 19 in connection with that Claim.

21	Notices

21.1	General
A notice, demand, certification, process or other communication relating to this Agreement (Notice) must be in writing in English and may be given by an agent of the sender.

21.2	How to give a Notice
A Notice must be given by being:
(a)    personally delivered;

3472-2455-7059v22                                         page 82

(b)    left at the Party’s current business address for Notices;
(c)    sent to the Party’s current postal address for Notices by pre-paid ordinary mail or, if the            address is outside Australia, by pre-paid airmail; or
(d)    sent by email to the Party’s current email address for Notices.

21.3	Particulars for Notices
(a)    The particulars for delivery of Notices are initially the particulars set out below:

Seller and Seller's Guarantor

Business address:	100 Melbourne Street
South Brisbane QLD 4101

Postal address:	GPO Box 164
BRISBANE QLD 4001

Email address:	MMadrigal@peabodyenergy.com and
AU_Legal@peabodyenergy.com

Attention:	Miguel Madrigal and General Counsel

Buyer and Buyer's Guarantor

Business address:	Level 35, 108 St Georges Terrace
Perth WA 6000

Postal address:	Level 35, 108 St Georges Terrace
Perth WA 6000

Email address:	Rodrigo.Aguilar@south32.net and
Jessica.Chan@south32.net

Attention:	Rodrigo Aguilar and
Jessica Chan
(b)    A Party may change its particulars for delivery of Notices by notice to each other Party.

21.4	Notices by post
Subject to clause 21.6, a Notice given by post is deemed to be received:
(a)    if posted within Australia to an Australian address, on the fifth Business Day after posting;            and
(b)    in any other case, on the tenth Business Day after posting.

21.5	Notices by email
Subject to clause 21.6, a Notice is given if sent by email on the first to occur of the following:
(a)    when it is dispatched by the sender to the recipient’s email address, unless the sender            receives an automatic notification that the e-mail has

3472-2455-7059v22                                         page 83

not been received (other than an out of office greeting for the named addressee); and
(b)    the sender receiving a message from the intended recipient's information system                confirming delivery of the email.

21.6	After hours Notices
If a Notice to a Party is received by it:
(a)    after 5.00 pm in the place of receipt; or
(b)    on a day which is not a Business Day,
it is to be taken to have been received at 9.00am on the next Business Day.

21.7	Process service
Any process or other document relating to litigation, administrative or arbitral proceedings in relation to this Agreement may be served by any method contemplated by this clause 21 in addition to any means authorised by Law.

22	General

22.1	Duty
(a)    The Buyer as between the Parties is liable for, must pay, and must indemnify the other            Parties for, all stamp duty, duty, or like duties or imposts (Duty) (including any fine, interest        or penalty) payable or assessed on or in connection with:
(i) this Agreement; and
(ii) any document executed under or required by or contemplated by this Agreement; and
(iii) any transaction evidenced or effected by a document referred to in clause 22.1(a)(i) or         22.1(a)(ii).
(b)    If a Party other than the Buyer pays any Duty referred to in clause 22.1(a) (including any            fine, interest or penalty), in whole or in part, then the Buyer must reimburse the paying            Party without set-off or deduction immediately on demand.

22.2	Interest payable on overdue amounts
If any Party fails to pay the whole or part of any amount payable under this Agreement on or before the due date, such defaulting Party must, on demand, pay to the Party entitled to receive payment interest on such unpaid amount at the Interest Rate calculated on daily balances, and capitalised monthly, from (and including) the due date for payment to (but excluding) the date of actual payment.

22.3	Legal costs
Except as expressly stated otherwise in this Agreement, each Party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this Agreement.

3472-2455-7059v22                                         page 84

22.4	Amendment
This Agreement may only be varied or replaced by a document executed by the Parties.

22.5	Waiver and exercise of rights
(a)    A waiver of any provision of this Agreement, or consent to any departure from the terms of        this Agreement, by any Party will not be effective unless in writing, and then such waiver or        consent will be effective only in the specific instance and for the purpose for which it is            given.
(b)    A failure to exercise, or delay in exercising, any right, power or privilege under this            Agreement will not operate as a waiver of that right, power or privilege, or of any other            right, power or privilege under the Agreement.
(c)    A single or partial exercise or waiver by a Party of a right relating to this Agreement does            not prevent any other exercise of that right or the exercise of any other right.
(d)    A Party is not liable for any loss, cost or expense of any other Party caused or contributed            to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of        a right.

22.6	Rights cumulative
Except as expressly stated otherwise in this Agreement, the rights of a Party under this Agreement are cumulative and are in addition to any other rights of that Party.

22.7	Consents
Except as expressly stated otherwise in this Agreement, a Party may conditionally or unconditionally give or withhold any consent to be given under this Agreement and is not obliged to give its reasons for doing so.

22.8	Further steps
Each Party must promptly do whatever any other Party reasonably requires of it to give effect to this Agreement and to perform its obligations under it.

22.9	Deed
This Agreement is a deed. Factors which might suggest otherwise are to be disregarded.

22.10	Governing law and jurisdiction
(a)    This Agreement is governed by, and is to be construed in accordance with, the Laws            applicable in Queensland, Australia.
(b)    Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the            courts of Queensland, and any courts which have jurisdiction to hear appeals from any of            those courts, and waives any right to object to any proceedings being brought in those            courts.

3472-2455-7059v22                                         page 85

22.11	Counterparts
This Agreement may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

22.12	Entire understanding
(a)    This Agreement contains the entire understanding between the Parties as to the subject            matter of this Agreement.
(b)    All previous negotiations, understandings, representations, warranties, memoranda or            commitments concerning the subject matter of this Agreement are merged in and                superseded by this Agreement and are of no effect. No Party is liable to any other Party in        respect of those matters.
(c)    No oral explanation or information provided by any Party to another
(i) affects the meaning or interpretation of this Agreement; or
(ii) constitutes any collateral agreement, warranty or understanding between any of the             Parties.

22.13	Invalidity
If any one or more provisions of this Agreement is at any time invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired.

22.14	Assignment
A Party must not, without the prior written consent of the other Parties, assign its interest in the subject matter of this Agreement or any right under this Agreement.

22.15	Enurement
This Agreement will be binding upon, and continue for the benefit of, the Parties and their respective successors and permitted assigns.

22.16	Section 55 Property Law Act
Each Party agrees that, for the purposes of section 55 of the Property Law Act 1974 (Qld):
(a)    each member of the Seller Group and their Representatives is a “beneficiary” of this            Agreement in respect of provisions of this Agreement (including clause 8) which are            expressed to benefit members of the Seller Group and their Representatives;
(b)    the Seller, as agent for each member of the Seller Group and their Representatives, hereby        accepts the benefit of such provisions;
(c)    each member of the Seller Group and their Representatives will have the benefit of such            provisions as if they were a party to this Agreement;

3472-2455-7059v22                                         page 86

(d)    each member of the Buyer Group and their Representatives is a “beneficiary” of this            Agreement in respect of provisions of this Agreement which are expressed to benefit            members of the Buyer Group and their Representatives;
(e)    the Buyer, as agent for each member of the Buyer Group and their Representatives,            hereby accepts the benefit of such provisions; and
(f)    each member of the Buyer Group and their Representatives will have the benefit of such            provisions as if they were a party to this Agreement;

22.17	Knowledge, belief and awareness of Seller
If a statement is made by the Seller on the basis of its knowledge, belief or awareness, the Seller’s knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of the persons occupying the following positions as at the date of this Agreement:
(a)    the directors of the Seller; and
(b)    each other employees of any Seller Group Company listed in the document entitled            “Specified persons for purpose of clause 22.17 of SPA”, in the form agreed by the Buyer            and Seller on the date of this Agreement (as initialled by or on behalf of the Parties for            identification purposes).

22.18	Foreign Exchange
Any amounts which need to be converted from A$ to US$, or from US$ to A$ for the purposes of this Agreement (including the amount of any Claim which needs to be converted from A$ to US$ for the purpose of applying the caps on liability or applying the liability thresholds, set out in clause 8.2 of this Agreement) will be converted using the “Historical Daily Exchange Rate of the Australian dollar against the United States dollar” as quoted by the Reserve Bank of Australia for the date on which the relevant amount becomes due and payable.

22.19	Construction
Unless expressed to the contrary, in this Agreement:
(a)    words in the singular include the plural and vice versa;
(b)    any gender includes the other genders;
(c)    if a word or phrase is defined its other grammatical forms have corresponding meanings;
(d)    “includes” means includes without limitation;
(e)    no rule of construction will apply to a clause to the disadvantage of a Party merely because        that Party put forward the clause or would otherwise benefit from it;
(f)    a reference to:
(i) a person includes a partnership, joint venture, unincorporated association, corporation             and a government or statutory body or authority;
(ii) a person includes the person’s legal personal representatives, successors, assigns and         persons substituted by novation;

3472-2455-7059v22                                         page 87

(iii) any legislation includes subordinate legislation under it and includes that legislation             and subordinate legislation as modified or replaced;
(iv) an obligation includes a warranty or representation and a reference to a failure to             comply with an obligation includes a breach of warranty or representation;
(v) a right includes a benefit, remedy, discretion or power;
(vi) time is to local time in Brisbane;
(vii) “$”, “A$” or “dollars” is a reference to Australian currency;
(viii) “US$” or “USD” is a reference to the currency of the United States of America;
(ix) this or any other document includes the document as novated, varied or replaced and         despite any change in the identity of the Parties;
(x) writing includes any mode of representing or reproducing words in tangible and             permanently visible form, and includes fax transmissions;
(xi) this Agreement includes all schedules to it; and
(xii) a clause or schedule is a reference to a clause or schedule, as the case may be, of             this Agreement;
(g)    provisions or terms of this Agreement or another document, agreement, understanding or            arrangement include a reference to both express and implied provisions and terms;
(h)    a reference to anything (including, without limitation, any amount) is a reference to the            whole or any part of it and a reference to a group of things or persons is a reference to any        one or more of them;
(i)    a reference to any authority, association or body (whether statutory or otherwise) will, if any        such authority, association or body ceases to exist or is re-constituted, re-named or            replaced or the powers or functions of such authority, association or body are transferred to        any other authority, association or body, be deemed to refer respectively to the authority,            association or body established or constituted in lieu thereof or as nearly as may be            succeeding to the powers or functions thereof;
(j)    the provisions of any legislation which alter the effect of any provision of this Agreement            shall not apply to this Agreement so far as the exclusion of that legislation is lawful;
(k)    if the date on or by which any act must be done under this Agreement is not a Business            Day, the act must be done on or by the next Business Day;
(l)    where time is to be calculated by reference to a day or event, that day or the day of that            event is excluded; and
(m)    unless the context requires otherwise, except in clauses 7, 13, 15, 18, 19, 20, 21 and this        clause 22, a reference to a Party or the Parties does not include the Seller’s Guarantor.

3472-2455-7059v22                                         page 88

22.20	Headings
Headings do not affect the interpretation of this Agreement.

23	Contingent Value Rights or CVRs

23.1	Grant of CVR
The Buyer agrees to pay to the Seller a payment in accordance with this clause 23 (CVR).

23.2	Term of CVR
The CVR will be calculated monthly, but payable Quarterly in arrears, in respect of all Coal Sold during the CVR Term.

23.3	Calculation of CVR
The amount of the CVR payable by the Buyer in respect of a CVR Month will be calculated in accordance with the formula specified in item 3 of schedule 7.

23.4	Payment of CVR
Within 10 Business Days after the end of each Quarter which contains a CVR Month, the Buyer must:
(a)    calculate in accordance with clause 23.3 the amount of the CVR for each CVR Month in            that Quarter, and the total CVR for the Quarter, which is payable by the Buyer to the Seller;
(b)    even if no CVR is payable for that Quarter, give to the Seller a written statement for that            Quarter (CVR Statement) which sets out:
(i) the total quantity of Coal Sold during each CVR Month in that Quarter;
(ii) full details of the calculation of the CVR for each CVR Month in that Quarter, including             details of each variable used in that calculation (as determined in accordance with             clause 23.3);
(iii) the total amount of the CVR for that Quarter which is payable by the Buyer to the             Seller; and
(iv) any additional information reasonably required to enable the Seller to verify the             accuracy of the calculation of the total CVR for that Quarter;
(c)    give to the Seller a copy of the royalty returns which the Buyer has submitted, or will submit        (as applicable), to the relevant New South Wales Governmental Agency in respect of the            Coal Sold during that Quarter; and
(d)    if any CVR for that Quarter is payable, pay to the Seller the CVR for that Quarter.

23.5	Payments
All amounts payable by the Buyer to the Seller under this clause 23 must be paid in accordance with clause 4.4 without set-off or deduction.

3472-2455-7059v22                                         page 89

23.6	No prejudice to dispute
The issue of a CVR Statement by, or acceptance of a payment from, the Buyer will not prejudice the Seller’s right to later dispute the correctness of the amount of the CVR which was payable by the Buyer under this Agreement, provided that the Seller must commence any dispute in relation to the correctness of the amount of the CVR within 6 months after the CVR End Date.

23.7	Dispute about CVR
(a)    If the Seller gives the Buyer notice of a dispute in respect of any matter or matters relevant        to calculation of the amount of the CVR for a Quarter (Dispute), then the Seller may refer            the Dispute to an expert to determine:
(i) the relevant matter or matters; and
(ii) the amount of the CVR for that Quarter.
(b)    If any Dispute is required to be referred to an expert under clause 23.7(a) then:
(i) the Dispute will be submitted to an expert in accordance, and subject to, the Expert             Determination Rules in force at the time the Dispute is required to be referred to an             expert;
(ii) the parties agree to comply with such Expert Determination Rules in respect of the             Dispute; and
(iii) Subject to clause 23.7(c) and 23.7(d):
(A)    the costs of the expert and any advisers engaged by the expert will be borne                equally by the parties to the Dispute; and
(B)    each party to the Dispute will bear its own legal costs and the costs of any advisers            to it in respect of the Dispute resolution process under this clause 23.7.
(c)    Without limiting the Seller’s rights under clause 22.2, if:
(i) the Seller gives the Buyer a notice of a Dispute in respect of any matters relevant to the         calculation of the amount of the CVR for a Quarter; and
(ii) the amount of the CVR for that Quarter which is agreed or determined in accordance             with this clause 22.7 to be properly payable for that Quarter is more than the CVR for             that Quarter specified in the CVR Statement for that Quarter, then:
(iii) if the Dispute has been referred to an expert, the costs of the expert and any advisers         engaged by the expert will be borne by the Buyer; and
(iv) the Buyer must immediately, upon demand by the Seller, pay to the Seller the amount         by which the CVR for that Quarter which is

3472-2455-7059v22                                         page 90

agreed or determined in accordance with this clause 23.7 to be properly payable for that Quarter is more than the CVR for that Quarter specified in the CVR Statement for that Quarter.
(d)    If
(i) the Seller gives the Buyer a notice of a Dispute in respect of any matters relevant to the         calculation of the amount of the CVR for a Quarter; and
(ii) the amount of the CVR for that Quarter which is agreed or determined in accordance             with this clause 23.7 to be properly payable for that Quarter is equal to or less than the         CVR for that Quarter specified in the CVR Statement for that Quarter, then:
(iii) if the Dispute has been referred to an expert, the costs of the expert and any advisers         engaged by the expert will be borne by the Seller; and
(iv) the Seller must immediately, upon demand by the Buyer, pay to the Buyer the amount         by which the CVR for that Quarter which is agreed or determined in accordance with             this clause 23.7 to be properly payable for that Quarter is less than the CVR for that             Quarter specified in the CVR Statement for that Quarter.

23.8	Worked example
(a)    A worked example of the calculation of the CVR is contained in annexure D.
(b)    To the extent that there is any inconsistency between the terms of this clause 23 and the            worked example in annexure D, the terms of this clause 23 will prevail to the extent of the        inconsistency.

23.9	Definitions
In this clause 23 and item 3 of schedule 7 the following terms have the following meanings:
Coal            Coal produced from the Mine, including any expansion of the                        Mine, excluding, for the avoidance of doubt, any coal waste                        material.
Expert Determination    The Institute of Arbitrators & Mediators Australia (ACN 008 520        Body            045) or any successor entity.
Expert Determination    The rules published by the Expert Determination Body from time to    Rules             time for the independent expert determination of disputes (which                         are, as at the date of this Agreement, The Institute of Arbitrators &                     Mediators Australia Expert Determination Rules).
Month            a calendar month, provided that:

3472-2455-7059v22                                         page 91

(a) the first month shall be the period between the Completion                         Date and the end of the calendar month in which the                             Completion Date occurs; and
(b) the last month shall be period between the first day of the                         calendar month in which the CVR End Date occurs and the                         CVR End Date.
Quarter            A calendar quarter of three months commencing on 1 January, 1                         April, 1 July or 1 October.
CVR End Date        (a) If the aggregate of the actual volume of Coal (in metric tonnes)                     Sold in the 12 Month period commencing from the CVR Start                         Date equals or exceeds 1.3 million tonnes - the date which is                         12 months after the CVR Start Date; or
(b) If the aggregate of the actual volume of Coal (in metric tonnes)                     Sold in the 12 Month period commencing from the CVR Start                         Date is less than 1.3 million tonnes - the date which is the                         earlier of:
(i)    31 December 2018; and
(ii)    the date upon which the aggregate of the actual volume of                        Coal (in metric tonnes) Sold since the CVR Start Date first                        equals or exceeds 1.3 million tonnes.
CVR Month            Each Month which falls within the CVR Term.
CVR Start Date        The date of Completion.
CVR Statement        Has the meaning given in clause 23.4(b).
CVR Term            The period commencing on the CVR Start Date and ending on the                     CVR End Date.
Sold            In respect of Coal, means the Coal has been disposed of within                         the meaning of that term where it is used for the purpose of the                         calculation and payment of the royalty in respect of that Coal                         which is payable to the State of New South Wales under the                         Mining Act and the Mining Regulation 2016 (NSW).

3472-2455-7059v22                                         page 92

3472-2455-7059v22                                         page 93

Schedule 1

3472-2455-7059v22                                         page 94

Schedule 2

3472-2455-7059v22                                         page 95

Schedule 3

3472-2455-7059v22                                         page 96

Schedule 4

3472-2455-7059v22                                         page 97

Schedule 5

3472-2455-7059v22                                         page 98

Schedule 6

3472-2455-7059v22                                         page 99

Schedule 7

3472-2455-7059v22                                         page 100

Executed as a deed

Executed by Peabody Australia	)
Mining Pty Ltd in accordance with	)
section 127 of the Corporations Act:

/s/Connie de Santanaa		/s/George John Schuller Jr

Director		Director

Date: 03/11/2016		Date: 03/11/2016

Executed by South32 Aluminum	)
(Holdings) Pty Ltd in accordance with	)
section 127 of the Corporations Act:	)
)

/s/Michael Buzzard		/s/Matthew Gillespie

Director		Director

Date: 03/11/2016		Date: 03/11/2016

Executed by Peabody Energy	)
Australia Pty Ltd in accordance with	)
section 127 of the Corporations Act:

/s/Connie de Santana		/s/George John Schuller Jr

Director		Director

Date: 03/11/2016		Date: 03/11/2016

Executed by South32 Treasury	)
Limited in accordance with section 127)
of the Corporations Act:

/s/Katherine Tovich		/s/Chris Wilshire

Director		Director

Date: 03/11/2016		Date: 03/11/2016

3472-2455-7059v22                                         page 101